UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No. ___)

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

COLONIAL PROPERTIES TRUST
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which the transaction applies:

	(2)	Aggregate number of securities to which the transaction applies:

	(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of the transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

March 9, 2012

Dear Fellow Shareholder:

You are cordially invited to attend the annual meeting of shareholders of Colonial Properties Trust to be held on Wednesday April 25, 2012 at 10:30 a.m., central time, in the conference center on the 1st floor of the Colonial Brookwood Center, 569 Brookwood Village, Suite 131, Homewood, Alabama  35209. The matters to be acted on at the meeting are described in the accompanying proxy statement.

We realize that all of you cannot attend the meeting and vote your shares in person. However, whether or not you plan to attend the meeting, your vote is very important. If you are unable to be present at the meeting in person, we urge you to cast your vote electronically by telephone or the internet, as more fully described in the proxy statement, so that your shares will be represented. If you instead elect to receive a proxy card by mail, as more fully described in the proxy statement, we urge you to complete, sign and date the proxy card and return it promptly in the envelope provided. If you later decide to attend the meeting, you may revoke your proxy at that time and vote your shares in person.

This is your opportunity to voice your opinion on matters affecting Colonial Properties Trust. We look forward to receiving your proxy and perhaps seeing you at the annual meeting.

Sincerely,
Thomas H. Lowder
Chairman of the Board and Chief Executive Officer

Enclosures

COLONIAL PROPERTIES TRUST AND SUBSIDIARIES LISTED NEW YORK STOCK EXCHANGE
2101 6th Avenue North / Suite 750 / Birmingham, Alabama 35203 / 205.250.8791 / 205.250.8890 / http://www.colonialprop.com

COLONIAL PROPERTIES TRUST
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be held on April 25, 2012

Dear Shareholder:

You are cordially invited to attend our 2012 annual meeting of shareholders to be held on Wednesday, April 25, 2012, at 10:30 a.m., central time, in the conference center on the 1st floor of the Colonial Brookwood Center, 569 Brookwood Village, Suite 131, Homewood, Alabama  35209, to consider the following proposals:

1.
To elect the following 10 persons to serve as trustees each for a term expiring at the 2013 annual meeting of shareholders: Carl F. Bailey; Edwin M. Crawford; M. Miller Gorrie; William M. Johnson; James K. Lowder; Thomas H. Lowder; Herbert A. Meisler; Claude B. Nielsen; Harold W. Ripps; and John W. Spiegel;

2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012;

3.	To hold an advisory vote to approve named executive officer compensation; and

4.	To transact such other business as may properly come before such meeting or any adjournments or postponements thereof.

Only shareholders of record at the close of business on February 17, 2012 will be entitled to vote at the meeting or any adjournments thereof.

As permitted by rules adopted by the U.S. Securities and Exchange Commission, we have made our proxy materials (which include our proxy statement, annual report to shareholders and form of proxy card) available to our shareholders on the internet, rather than mailing printed copies of these materials to each shareholder. On or about March 9, 2012, we will mail to our shareholders a Notice of Internet Availability of Proxy Materials that contains instructions on how to access our proxy materials online or request a printed or e-mail copy of these materials. We believe this method of distribution will allow us to provide our shareholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our annual meeting. For more information, please refer to the information contained within the proxy statement.

YOUR VOTE IS IMPORTANT. IF YOU ARE UNABLE TO BE PRESENT AT THE MEETING IN PERSON, PLEASE CAST YOUR VOTE ELECTRONICALLY BY TELEPHONE OR THE INTERNET, AS MORE FULLY DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT. IF YOU REQUESTED A PRINTED COPY OF THE PROXY MATERIALS AND RECEIVED A PROXY CARD BY MAIL, YOU MAY ALSO COMPLETE, SIGN AND DATE THE PROXY CARD AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED. YOUR VOTE IS BEING SOLICITED BY THE BOARD OF TRUSTEES.

BY ORDER OF THE BOARD OF TRUSTEES,

John P. Rigrish
Chief Administrative Officer and Corporate Secretary
Birmingham, Alabama
March 9, 2012

COLONIAL PROPERTIES TRUST
PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
To be held on April 25, 2012

This proxy statement is furnished to shareholders of Colonial Properties Trust in connection with the solicitation of proxies for use at our annual meeting of shareholders to be held on Wednesday, April 25, 2012, at 10:30 a.m., central time, in the conference center on the 1st floor of the Colonial Brookwood Center, 569 Brookwood Village, Suite 131, Homewood, Alabama 35209, for the purposes set forth in the notice of meeting. All references to “we,” “us,” “our,” “Colonial” or the “Company” refer to Colonial Properties Trust and/or its subsidiaries as the context requires. This solicitation of proxies is made by Colonial Properties Trust on behalf of our board of trustees. We also have retained Georgeson Inc., a proxy soliciting firm, to assist with the solicitation of proxies, as discussed further in this proxy statement.

As permitted by rules adopted by the U.S. Securities and Exchange Commission, we have made our proxy materials (which include our proxy statement, annual report to shareholders and form of proxy card) available to our shareholders on the internet, rather than mailing printed copies of these materials to each shareholder. On or about March 9, 2012, we will mail to our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”) that contains instructions on how to access our proxy materials online or request a printed or e-mail copy of these materials. We believe this method of distribution will allow us to provide our shareholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our annual meeting. If you want to receive a paper or email copy of the proxy materials, including a proxy card, you must request one as instructed by the Notice. There is no charge to you to request a copy. Please make your request for a copy by following the instructions to order a set of proxy materials as set forth in the Notice. The mailing address for our principal executive office is 2101 6th Avenue North, Suite 750, Birmingham, Alabama 35203.

Holders of record of our common shares of beneficial interest as of the close of business on the record date, February 17, 2012, are entitled to receive notice of, and to vote at, the meeting. The common shares constitute the only class of securities entitled to vote at the meeting, and each common share entitles you to one vote on each matter upon which you have the right to vote. As of the close of business on February 17, 2012, we had 87,866,465 common shares issued and outstanding.

Common shares represented by proxies either in the form of proxy, properly executed and returned, or submitted electronically by telephone or the internet, if such proxies are not revoked, will be voted as specified. Where no specification of how to vote is made on a properly executed and returned form of proxy or a proxy submitted electronically, the shares represented by the proxy will be voted as recommended by the board of trustees. The board of trustees recommends a vote (1) FOR the election of all nominees for trustee set forth herein; (2) FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm; and (3) FOR the advisory vote to approve named executive officer compensation. We know of no business other than that set forth above to be transacted at the meeting. If other matters requiring a vote do arise, it is the intention of the persons named in the proxy to vote in accordance with their judgment on such matters.

You may vote either by completing and returning a proxy card (to the extent you request one, as instructed in the Notice) to us prior to the meeting, by submitting your proxy electronically by telephone or the internet prior to the meeting or by completing a written ballot at the meeting.

Proxies may be revoked at any time before they are exercised by delivering a written notice of revocation to the address shown above, addressed to the Corporate Secretary, by delivering a later dated proxy to us, by voting again by telephone or the internet or by voting in person at the meeting. Attendance at the meeting will not, in itself, constitute revocation of a previously granted proxy.

You should rely only on the information provided in this proxy statement. We have authorized no one to provide you with different information. You should not assume that the information in this proxy statement is accurate as of any date other than the date of this proxy statement or, where information relates to another date set forth in this proxy statement, then as of that date.

PROPOSAL 1 - ELECTION OF TRUSTEES

Board of Trustees

Our board of trustees is currently comprised of ten members elected by the shareholders annually. Each of the ten trustees-Carl F. Bailey, Edwin M. Crawford, M. Miller Gorrie, William M. Johnson, James K. Lowder, Thomas H. Lowder, Herbert A. Meisler, Claude B. Nielsen, Harold W. Ripps and John W. Spiegel-has been nominated for re-election at the meeting. All the nominees are expected to hold office until the 2013 annual meeting of shareholders or until their successors are elected and qualified.

The board of trustees knows of no reason why any nominee would be unable to serve as a trustee. Should any or all of these nominees become unable to serve for any reason, the board of trustees may designate substitute nominees, in which event the persons named in the enclosed proxy will vote for the election of the substitute nominee or nominees. Alternatively, we may reduce the number of trustees on our board of trustees.

Vote Required

The nominees for trustee will be elected upon an affirmative vote of a plurality of all votes cast at the meeting, assuming a quorum is present. To understand how your votes are counted for the purpose of electing our trustees, see “Voting Procedures and Costs of Proxy Solicitation.”

Board Recommendation

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES SET FORTH BELOW.

Nominees for Election

Carl F. Bailey

Age 81
Trustee since 1993

Since 2002, Mr. Bailey has been chairman of the board of directors of TekQuest Industries, Inc., a manufacturing company. Mr. Bailey was co-chairman of BellSouth Telecommunications, Inc. and chairman and chief executive officer of South Central Bell Telephone Company from 1982 to 1992. From 1952 to 1992, he worked for AT&T, South Central Bell and Southern Bell in a number of capacities, including as president and a member of the board of directors from 1982 until 1992. Mr. Bailey was a member of the board of directors of SouthTrust Corporation, a financial services corporation, until the SouthTrust Corporation board was terminated on November 1, 2004 as a result of the merger between SouthTrust Corporation and Wachovia Corporation. Mr. Bailey is a member of the board of trustees of Birmingham Southern College and a former chairman of the board. Mr. Bailey is the chairman of the governance committee and is also a member of the audit, executive and investment committees of the board of trustees.
Mr. Bailey has expansive public company leadership and governance experience acquired through his tenure on our board of trustees since our initial public offering as well as through his managing and overseeing, in the capacity of director, the operations of other public companies. In particular, Mr. Bailey has served on the boards of five public companies, including as chairman and other leadership positions, which has provided him valuable insight in addressing governance issues and a depth of experience that is valuable to his service as a member of our board of trustees. Mr. Bailey's longstanding ties to the Southeast, where a larger number of our properties are located, provide him with a keen insight into the communities in which we have traditionally developed and managed properties.

Edwin M. Crawford

Age 63
Trustee since 2011

Mr. Crawford is a partner in Crawford-Ross, a joint venture formed in July 2010 to co-invest in healthcare companies. Mr. Crawford was chairman and chief executive officer of Caremark Rx, Inc. from 1998 until 2007 when Caremark merged with CVS Corporation to form CVS Caremark Corporation (NYSE: CVS). He also served as the chairman of the board of directors of CVS Caremark Corporation from the closing of the merger of CVS Corporation and Caremark Rx, Inc. in March 2007 until November 2007. Known for his success with restructuring and mergers and acquisitions, Mr. Crawford began his career as a CPA with Arthur Young & Co. in 1971 and has held top positions at a number of public and private companies, including CVS Caremark Corporation and Magellan Health Services/Charter Medical Corporation (NASDAQ: MGLN). Institutional Investor named him Best CEO in Healthcare Technology and Distribution for 2005, 2006 and 2007. He currently serves on the Board of Trustees of Washington and Lee University. Mr. Crawford is a member of the audit and investment committees of the board of trustees.

Mr. Crawford has extensive leadership experience in large, publicly traded organizations, including as a board chairman, chief executive officer, president and chief financial officer. We believe that this background provides Mr. Crawford with valuable qualifications and insight that will benefit our board of trustees.

M. Miller Gorrie

Age 76
Trustee since 1993

From 1964 until 2010 he served as chairman of the board and chief executive officer of Brasfield & Gorrie, L.L.C. He currently serves as chairman. Brasfield & Gorrie is a general contracting firm headquartered in Birmingham, Alabama that was ranked 28th in the Engineering News Record's “Top 400 General Contractors” based on 2010 construction revenues. Brasfield & Gorrie was ranked #16 based on 2009 Domestic General Building Revenues. Mr. Gorrie currently serves on the boards of American Cast Iron Pipe Company, Economic Development Partnership of Alabama, the Alabama Symphony Orchestra and the University of Alabama at Birmingham Civil Engineer Advisory Board. In the past he has served as a director of AmSouth Bank Corporation, Baptist Hospital Foundation, United Way of Central Alabama, the Associated General Contractors, Alabama Chamber of Commerce, the Building Science Advisory Board of Auburn University, the Community Foundation of Greater Birmingham, the Business Council of Alabama and the Metropolitan Development Board. Mr. Gorrie is chairman of the investment committee and is also a member of the executive committee of the board of trustees.

Mr. Gorrie has a comprehensive background in the real estate and building construction industries. In particular, he has served for years as chief executive officer of a commercial construction company through which he has developed an extensive understanding of the construction industry in the Sunbelt, and through which he has been involved in overseeing a number of our development, re-development and expansion projects. With this background, Mr. Gorrie brings to our board of trustees an intimate knowledge of many of our properties and valuable experience in the construction industry, a key area for us as a developer and owner of real estate properties primarily in the Sunbelt.

William M. Johnson

Age 65
Trustee since 1997

From 1978 to 2003, Mr. Johnson was chief executive officer and founder of Johnson Development Company, a real estate development, construction and management firm in the Atlanta, Georgia area. Mr. Johnson directed the development, leasing and management of 1.2 million square feet of Class A office, warehouse, retail and hotel space, including seven office buildings and retail properties that we acquired from Mr. Johnson in 1997. From 2004 to 2008, Mr. Johnson served on the Cherokee County (Georgia) Development and Airport Authorities, where he led the $34 million expansion of the regional airport. Mr. Johnson is a member of the boards of trustees of Asbury Theological Seminary and is the chairman of the board of directors of The Mission Society, Inc. He also provides strategic consulting services and humanitarian aid in connection with ministry work in Haiti and Kenya. Since 1999, Mr. Johnson has been chief executive officer and founder of three charitable foundations that provide financial assistance to 27 local, national and international ministries. Mr. Johnson is a member of the executive compensation committee and investment committee of the board of trustees.

Mr. Johnson has an extensive background in the real estate development and construction industries, especially as they relate to retail and office properties. Through his leadership of Johnson Development Company, Mr. Johnson brings to our board valuable insights into commercial property ownership, development and management in the Southeast. Mr. Johnson's extensive experience gained as a board officer in several complex non-profit organizations has equipped him with distinct skills in corporate governance and strategic planning.

James K. Lowder

Age 62
Trustee since 1993

Mr. Lowder has served as chairman of the board of The Colonial Company and its subsidiaries since 1995. He is a current member of the Home Builders Association of Alabama and the Greater Montgomery Home Builders Association, and he serves on the board of directors of Alabama Power Company. Mr. Lowder is the current chairman of the Alabama Shakespeare Festival, a past board member of Leadership Montgomery, past president of the board of the Montgomery YMCA and past chairman of the Montgomery Area United Way Champaign. The Montgomery Area Business Committee for the Arts presented The Colonial Company with the 1997 Business in the Arts Award and in 2000 with the coveted Frank Plummer Memorial Arts Award for lifetime achievement. Mr. Lowder was inducted into the Hall of Fame of the Greater Montgomery Home Builders Association in 2004. He graduated with the highest honors from Auburn University with a Bachelor of Science Degree. Mr. Lowder is a member of the investment committee of the board of trustees. Mr. Lowder is the brother of Thomas H. Lowder, our chairman and chief executive officer.

Mr. Lowder has served as a trustee since the inception of our Company, providing us institutional continuity through his company and industry knowledge. Mr. Lowder has accumulated vast experience with all phases of the commercial real estate industry and economic cycles. Mr. Lowder's knowledge of our Company, together with his boundless experience in the real estate development and construction industries in the Southeast, allows him to provide unique and valuable insight to us and our board of trustees.

Thomas H. Lowder

Age 62
Chairman of our board of trustees since our formation in 1993

Mr. Lowder was re-appointed Chief Executive Officer effective December 30, 2008. Mr. Lowder has served as Chairman of the board of trustees since the Company's formation in July 1993. Additionally he served as President and Chief Executive Officer from July 1993 until April 2006. Mr. Lowder became President and Chief Executive Officer of Colonial Properties, Inc., the Company's predecessor, in 1976, and has been actively engaged in the acquisition, development, management, leasing and sale of multifamily, office and retail properties for the Company and its predecessors. He presently serves as a member of the Board of the following organizations: Children's Hospital of Alabama, Crippled Children's Foundation, the National Association of Real Estate Investment Trusts (“NAREIT”), the University of Alabama Health System Board and the University of Alabama Health Services Foundation. Mr. Lowder is a past board member of Birmingham-Southern College, and The Community Foundation of Greater Birmingham, past chairman of the Birmingham Area Chapter of the American Red Cross, past chairman of Children's Hospital of Alabama and he served as chairman of the 2001 United Way Campaign for Central Alabama and Chairman of the Board in 2007. He graduated with honors from Auburn University with a Bachelor of Science Degree. Mr. Lowder holds an honorary Doctorate of Humanities from University of Alabama at Birmingham and a honorary Doctorate of Law from Birmingham Southern College. Mr. Lowder is the chairman of the executive committee and also a member of the investment committee of the board of trustees. Mr. Lowder is the brother of James K. Lowder, one of the Company's trustees.

Mr. Lowder has a long-standing relationship with our Company since its inception, both as our chairman and our chief executive officer and as the chairman and chief executive officer of our predecessor. His depth of experience in the acquisition, development, management, leasing and sale of multifamily, office and retail properties for us and our predecessors provides our Company valuable leadership at all levels of finance and corporate operations. His leadership of our Company promotes stability in our operations and governance and allows Mr. Lowder to provide valuable guidance to our board of trustees regarding our Company, its business activities, and the communities in Alabama and the Sunbelt in which we own and manage properties. Mr.

Lowder's reputation locally and nationally, in and out of the real estate industry, enhances the Company's opportunities in business ventures.

Herbert A. Meisler

Age 84
Trustee since 1995

Since 1964, Mr. Meisler has been president of The Rime Companies, a real estate development, construction and management firm specializing in the development of multifamily properties that he formed with Harold W. Ripps, another member of our board of trustees. While with The Rime Companies, Mr. Meisler oversaw the development and construction of approximately 15,000 multifamily apartment units in the Southeastern United States.  In addition, Mr. Meisler founded Consolidated Furniture Industries in Houston, Texas; served as president of the Southwestern Furniture Marketing Association; developed the Richmore Shopping Center in Pasadena, Texas; and developed and served as president of Gulfway General Hospital in Houston, Texas.  He also managed Gulf Coast Jewelry and Specialty Company, a family owned catalog distributor of jewelry and small appliances.  He currently serves on the board of directors of the Community Foundation of South Alabama and the Mobile Airport Authority and was Philanthropist of the Year in Mobile, Alabama.  He is a past director of the Alabama Eye and Tissue Bank and past president of the Mobile Jewish Welfare Fund.  Mr. Meisler is a member of the governance committee and the audit committee of the board of trustees.  Mr. Meisler is the brother-in-law of Harold W. Ripps, one of our trustees.

Mr. Meisler has vast experience as a private real estate executive with prevalent knowledge in the real estate development and construction industries through his formation of The Rime Companies.  In particular, his knowledge of multifamily construction, development and management allow him to provide our board of trustees with knowledgeable guidance in connection with our multifamily activities, which is a significant focus of our business.  Mr. Meisler has a unique perspective on business investments due to his diverse business background.

Claude B. Nielsen

Age 61
Trustee since 1993

Since 1990, Mr. Nielsen has been president of Coca-Cola Bottling Company United, Inc., headquartered in Birmingham, Alabama. He also has served as chief executive officer of Coca-Cola Bottling Company United, Inc. since 1991, and in 2003 he was elected chairman of its board. Prior to 1990, Mr. Nielsen served as president of Birmingham Coca-Cola Bottling Company. Mr. Nielsen served on the board of directors of Regions Financial Corporation until 2010 and served on the board of directors of AmSouth Bank Corporation prior to its merger in November 2006 with Regions Financial Corporation, a financial services corporation. He also serves as Chairman of The Coca-Cola Scholars Foundation and a board and executive committee member of the Birmingham Business Alliance. Mr. Nielsen is chairman of the executive compensation committee, a member of the executive committee and the governance committee of the board of trustees.

Mr. Nielsen has a unique perspective and insight as an experienced participant in the financial services and beverage industries. Through his executive leadership of the Coca-Cola Bottling Company United, Inc. and his tenure as a director of Regions Financial Corporation and AmSouth Bank Corporation, Mr. Nielsen brings to our board an additional perspective based on his roles in managing and overseeing, in a capacity as a director, the operations of non-real estate companies, both public and private. His extensive experience in the financial services industry also provides us with valuable insight in our banking and related financial affairs.
Harold W. Ripps

Age 73
Trustee since 1995

Since 1969, he has served as chief executive officer of The Rime Companies, a real estate development, construction and management firm specializing in the development of multifamily properties that he formed with Herbert A. Meisler, another member of our board of trustees. While with The Rime Companies, Mr. Ripps oversaw the development and construction of approximately 15,000 multifamily apartment units in the southeastern United States. He is a member of the board of trustees of the Birmingham Council of Boy Scouts of America, Birmingham Southern College and the President's Council of the University of Alabama in Birmingham. Mr. Ripps is a member of the executive compensation committee and the investment committee of the board of trustees. Mr. Ripps is the brother-in-law of Mr. Meisler, one of our trustees.

Mr. Ripps has gained a wide-range of financial and investment experience over the past 40 years. His success in these areas has contributed greatly to his personal and business success. He has a plethora of knowledge in the real estate development and construction industries through his formation of The Rime Companies. Mr. Ripps provides our board of trustees with a first-hand perspective regarding multifamily property development, construction and management.
John W. Spiegel

Age 70
Trustee since 2003

Mr. Spiegel served as vice chairman and chief financial officer of SunTrust Banks, Inc., a multi-state bank holding company, from 2000 until August 2004 and as vice chairman of SunTrust Banks Holding Company until March 2005. Prior to that, he served as an executive vice president and chief financial officer of SunTrust Banks, Inc. from 1985. Mr. Spiegel currently serves as lead director of RockTenn Company, and served as non-executive chairman of the board for S1 Corporation until it was acquired by ACI Worldwise Inc. in February 2012. He served on the corporate boards of Bentley Pharmaceuticals, Inc., CPEX Pharmaceuticals and HomeBanc, Inc. and from 2002 to 2008, from 2008 to 2011 and from 2005 to 2008, respectively, serving as lead director of Bentley Pharmaceuticals, Inc. from 2006 to 2008 and of CPEX Pharmaceuticals from 2008 to 2011. Mr. Spiegel also serves on the board of directors of Colonial & Southern Holdings, Inc. and Colonial & Southern Banks, both of which are privately-held companies. He is a life-time member of the board of directors of the Woodruff Arts Center. Mr. Spiegel is also a member of the Dean's Advisory Council of the Goizueta Business School at Emory University. Mr. Spiegel is the lead trustee of our board of trustees, the chairman of the audit committee and a member of the executive compensation committee, the governance committee and the executive committee of the board of trustees.

Mr. Spiegel has expertise in the financial services industry and has broad experience as a member of numerous public company boards of directors, including prior service on a number of public company audit committees. Mr. Spiegel's valuable financial expertise, including his leadership at Sun Trust Banks, Inc. and certain of its affiliates, combined with his experience as a public company director and a member of public company audit committees, allow him to provide experienced leadership as our lead trustee and as chairman of our audit committee and make valuable contributions to our corporate governance efforts and initiatives.

INFORMATION REGARDING TRUSTEES AND CORPORATE GOVERNANCE

Meetings of the Board of Trustees

Our board of trustees held four meetings during 2011.  During 2011, each trustee attended more than 75% of the aggregate of (1) all meetings of the board of trustees (held during the period for which such trustee has been a trustee) and (2) all meetings of committees of the board of which such trustee was a member.

Executive Sessions of Non-Management Trustees

Pursuant to our corporate governance guidelines and the New York Stock Exchange (“NYSE”) listing standards, in order to promote open discussion among non-management trustees, our board of trustees devotes a portion of each regularly scheduled board meeting to executive sessions without management participation. In addition, our corporate governance guidelines provide that if the group of non-management trustees includes trustees who are not independent, as defined in the NYSE's listing standards, at least one such executive session convened per year shall include only independent trustees. The lead trustee presides at these executive sessions, as described below under the heading “Lead Trustee.”

Trustee Attendance at Annual Meetings

The Company has a policy for attendance by members of the board of trustees at the Company's annual meeting of shareholders. Each trustee is required to attend the annual meeting unless he or she is unable to do so as a result of health reasons or exigent personal circumstances, as determined by such trustee in good faith. Also, any trustee who does not attend the annual meeting must notify the chairman of the board as promptly as possible. All members of the board of trustees attended the 2011 annual meeting of shareholders.

Board Leadership Structure

Mr. Thomas H. Lowder was re-appointed our chief executive officer effective December 30, 2008, and has served as chairman of our board of trustees since our formation in July 1993. Mr. Lowder also served as our president and chief executive officer from July 1993 until April 2006. He also was president and chief executive officer of Colonial Properties, Inc., our predecessor, since 1976, and, since that time, has been actively engaged in the acquisition, development, management, leasing and sale of multifamily, office and retail properties for our Company and our predecessors.

Periodically, the governance committee gives consideration to whether the combined role of the chairman and chief executive officer continues to be appropriate for our Company. The governance committee, with the consensus of the other independent directors, has concluded that Mr. Lowder's long tenure with our Company provides a stable leadership that is beneficial to us and our shareholders. In particular, the board recognizes that, given Mr. Lowder's familiarity with our properties and day-to-day operations and his long-standing experience with our Company, it is valuable to have him lead board discussions. Further, the board believes that our lead trustee is effective in mitigating any potential conflict of interest that might arise from the combined chairman/chief executive officer position. In particular, the board recognizes that the lead trustee is actively engaged in setting board agendas, stays apprised of the important aspects of our business, presides over executive sessions of the non-management trustees at least once a quarter and serves as a communication conduit for third parties who wish to communicate with the board other than through the chairman.

Lead Trustee

In October 2002, the board created the position of lead trustee. As described in our corporate governance guidelines, the chairs of each of our governance committee, audit committee and executive compensation committee will hold the position of lead trustee on a rotating basis, as determined from time to time by the board. Mr. Spiegel, as the chair of the audit committee, is the current lead trustee.

The primary responsibility of the lead trustee is to preside over periodic executive sessions of the non-management trustees (but not less than once a quarter), in which management trustees and other members of management do not participate (unless the chairman of the board of trustees is a non-management trustee, in which case the chairman presides). The lead trustee also presides over all meetings of independent trustees. The lead trustee's other functions consist of the following: consulting with the chairman of the board regarding the information, agenda and schedules of board and board committee meetings; serving as a liaison between and supplemental channel of communication between other trustees and the chairman without inhibiting direct communications between the chairman and other trustees; coordinating with the chairman regarding information provided to the trustees before each scheduled board meeting; being available as a resource to consult with the chairman, corporate secretary and other board members on corporate governance practices and policies; serving as a communication conduit for third parties who wish to communicate with the board other than through the chairman; and performing such other functions as the board may from time to time direct.

Board's Role in Risk Oversight

One of the important roles of our board is to oversee various risks that we may face from time to time. While the full board has primary responsibility for risk oversight, it utilizes its committees, as appropriate, to monitor and address the risks that may be within the scope of a particular committee's expertise or charter. For example, the audit committee oversees our financial statements, compliance with legal and regulatory requirements and the performance of our internal audit function. The board believes that the composition of its committees, and the distribution of the particular expertise of each committee's members, makes this an appropriate structure to more effectively monitor these risks.

An important feature of the board's risk oversight function is to receive updates from its committees and management, as appropriate. For example, each year our internal audit director, in coordination with our chief financial officer, develops an audit plan designed to address key legal and financial reporting and internal control risks. This plan is subsequently reviewed and approved by the audit committee, and the internal audit director then meets regularly in an executive session with the audit committee and reports audit results to the committee on a quarterly basis. In addition, the chief administrative officer provides quarterly updates to the audit committee regarding material litigation and legal compliance matters. The audit committee (as well as the other committees of the board) regularly updates the full board as to matters discussed in its committee meetings and seeks input from the full board as necessary and appropriate. In addition to getting direct information from its committees, the board receives updates directly from members of management. In particular, Mr. Lowder, due to his management position, is able to frequently communicate with other members of our management and update the board on at least a quarterly basis on the important aspects of the Company's day-to-day operations. The board also receives regular updates from our chief administrative officer regarding legal and regulatory developments and policies and mitigation plans intended to address the related risks. Management also has direct access to the chairperson of each board committee and our lead trustee.

Trustee Candidate Review

Our board of trustees has adopted policies and procedures regarding trustee candidate review. The governance committee is responsible for evaluation of the size of the board and reviewing the need for new or additional trustees for the board through its annual evaluation. If it is determined that there is a need for a new trustee, the candidates will be considered by the governance committee based on their qualifications, specific qualities and skills, as set forth in the corporate governance guidelines. The corporate governance guidelines provide that trustees must possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of our shareholders. Trustees should have an inquisitive and objective perspective, practical wisdom and mature judgment. Neither the governance committee nor the board has adopted a formal policy with respect to diversity of its trustees. However, in connection with its overall trustee candidate review, the governance committee does consider issues of diversity of experience at policymaking levels in business, government, education, technology and other areas that are relevant to the Company's activities. Trustees must be willing and able to devote sufficient time to carrying out their duties effectively. The governance committee takes into account the other demands on the time of a candidate, including, for example, occupation and memberships on other boards.

To identify trustee candidates, the governance committee (1) inquires of each current trustee whose term is expiring whether such trustee desires to be considered as a trustee candidate at the next annual meeting, (2) obtains trustee candidates from shareholder recommendations as described below, and (3) if determined appropriate under the circumstances by the governance committee, obtains trustee candidates from a search firm or from other available sources determined by the governance committee.

The governance committee will consider trustee candidates recommended by shareholders. A trustee candidate recommendation should be addressed to the chairman of the governance committee and sent to the Company's Corporate Secretary by U.S. mail, overnight courier or hand delivery to Chairman, Governance Committee, c/o Corporate Secretary, Colonial Properties Trust, 2101 6th Avenue North, Suite 750, Birmingham, AL 35203. The trustee candidate recommendation should display the legend

“Shareholder Trustee Candidate Recommendation” in order to indicate to the Corporate Secretary that it is a trustee candidate recommendation subject to this policy.

The Corporate Secretary must receive all such candidate recommendations no later than October 1 of the year preceding the annual meeting for which the trustee candidate is being recommended for nomination. The following information must accompany each trustee candidate recommendation:

•
an affidavit from the trustee candidate stating that, if elected, the trustee candidate is willing and able to serve on the board of trustees for the full term to which the trustee candidate would be elected;

•	an executed trustee questionnaire, identical to the one completed by each of the Company's trustees on an annual basis (which is available by contacting the Corporate Secretary at 800-645-3917);

•
a current resume of the trustee candidate, listing positions currently held and for the last ten years, education level attained, directorships currently held and other pertinent biographical information;

•	a written statement from the trustee candidate as to why the trustee candidate wants to serve on the board of trustees and why the trustee candidate believes that he or she is qualified to serve; and

•	contact information, including address and telephone number, for the trustee candidate and recommending shareholder.

To evaluate a new trustee candidate (whether or not shareholder-recommended), the governance committee will (1) consider the qualifications, specific qualities and skills set forth in the corporate governance guidelines, and (2) if determined appropriate under the circumstances by the governance committee, consider personal interviews with the candidate, background investigations, reference checks and other similar activities. The minimum qualifications, specific qualities and skills for any trustee candidate to be recommended by the governance committee for nomination are described from time to time in the Company's corporate governance guidelines. Such corporate governance guidelines currently provide as follows:

“The Governance Committee is responsible for reviewing with the board, annually or more frequently as appropriate, the appropriate skills and characteristics required of trustees (and candidates for nomination) in the context of the current makeup of the board. The Governance Committee screens candidates for membership, considers qualified nominees for Trustees recommended by shareholders and makes recommendations for nominations.
Trustees must possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the shareholders. They should also have an inquisitive and objective perspective, practical wisdom and mature judgment.
In making recommendations for nominations, the Governance Committee will also consider issues of diversity of experience at policymaking levels in business, government, education, technology and other areas that are relevant to the Company's activities.”

Communication with the Board of Trustees

The Company has a process for addressing letters received by the Company and addressed to the board of trustees or certain members of the board. Through this process, any person, including our shareholders, may communicate with the board of trustees, the chairman of the board, the lead trustee or with non-management trustees as a group. The communication should be addressed to the relevant individual or group and sent to the following address by U.S. mail, overnight courier or hand delivery: c/o Corporate Secretary, Colonial Properties Trust, 2101 Sixth Avenue North, Suite 750, Birmingham, AL 35203. The communication should prominently display the legend “BOARD COMMUNICATION” in order to indicate to the Corporate Secretary that it is a communication subject to this policy. Each such communication received by the Corporate Secretary shall be copied for the files of the Company. After copying such communication, the Corporate Secretary shall promptly forward such communication (by U.S. mail or other reasonable means determined by the Corporate Secretary) to the relevant individual or group to which the communication was addressed. The Corporate Secretary shall not be required to forward any communication determined in his good faith belief to be frivolous.

Committees of the Board of Trustees

In accordance with our bylaws, the board of trustees has established an executive compensation committee, an audit committee, a governance committee, an executive committee and an investment committee.

Executive Compensation Committee

The executive compensation committee consists entirely of independent trustees. Independence for compensation committee members is defined by the listing standards of the NYSE. The executive compensation committee was established to determine compensation for our executive officers and to administer our restricted share, share option and annual incentive plans. The board of trustees has adopted a written charter for the executive compensation committee, a copy of which is available on the Company's website at www.colonialprop.com. A copy of this charter also is available, without charge, by writing to: Corporate Secretary of Colonial Properties Trust, 2101 6th Avenue North, Suite 750, Birmingham, AL 35203. The executive compensation committee met five times during 2011.

The executive compensation committee is responsible for all elements of the named executive officer compensation program and the equity component of the non-officer compensation program, and works closely with the entire board of trustees in the execution of its duties. For example, the executive compensation committee is responsible for establishing base salaries for the named executive officers, for establishing the annual incentive plan performance measures and related goals for the named executive officer group, and for determining and approving the number of long-term incentive awards under the Company's equity plans with respect to the named executive officers. The executive compensation committee may delegate its authority to any subcommittee the executive compensation committee deems appropriate, which must report to the executive compensation committee. The executive compensation committee has delegated to the chair of the executive compensation committee the authority, between meetings of the executive compensation committee, to grant options and restricted shares under the 2008 Omnibus Incentive Plan, as amended (“Omnibus Incentive Plan”), to employees other than our executive officers. The chair of the executive compensation committee notifies the other members of the executive compensation committee at a subsequent meeting of equity awards approved by the chair between meetings.

In fulfilling its responsibilities, the executive compensation committee reviews recommendations made by the chief executive officer for base salary increases for all of the named executive officers, other than himself, for the measures and related goals to be used in the annual incentive plan for a fiscal year, and any proposed changes to the peer group. The executive compensation committee reviews relevant data and these recommendations and makes all final determinations on issues within the scope of its authority.

The executive compensation committee meets a minimum of once a quarter to discuss the Company's named executive officer compensation program and in particular, base salary, annual incentives and long-term incentives. The executive compensation committee members agree early in the fiscal year upon anticipated items to be covered over the course of that year, and for each meeting, the chair of the executive compensation committee and management review and finalize the proposed agenda.

To assist in its efforts in 2011, the executive compensation committee re-engaged Hay Group directly as its compensation consultant for the most recently completed fiscal year. Hay Group provided detailed market data that the executive compensation committee determined was relevant in developing an understanding of current executive compensation levels and practices at the Company's peer group and to provide market context for its decisions. The executive compensation committee also requested that Hay Group provide alternative ways in which to address compensation decisions for the consideration of the executive compensation committee, and to assist the committee in developing the amendments to the 2008 Omnibus Incentive Plan that were approved at the 2011 annual meeting of shareholders.

Audit Committee

The audit committee consists entirely of independent trustees. Independence for audit committee members is defined by the NYSE listing standards. The audit committee, among other things, assists the board of trustees in oversight of the integrity of the Company's financial statements, oversees the work of the independent accountants, and facilitates the development and maintenance of adequate internal, financial and audit procedures. The audit committee also serves as the qualified legal compliance committee under Part 205 of the SEC rules. The board of trustees has adopted a written charter for the audit committee, a copy of which is available on the Company's website at www.colonialprop.com. A copy of this charter is also available, without charge, by writing to: Corporate Secretary of Colonial Properties Trust, 2101 6th Avenue North, Suite 750, Birmingham, AL 35203. The audit committee charter requires that all members of the committee meet the independence, experience, financial literacy and expertise requirements of the NYSE, the Securities Exchange Act of 1934, as amended, or Exchange Act, and applicable rules and regulations of the SEC, all as in effect from time to time. The board of trustees has determined that each member of the audit committee met the foregoing requirements in 2011. The board of trustees has determined that Messrs. Spiegel and Crawford are an “audit committee financial experts” as defined under SEC rules and regulations. The audit committee met eight times during 2011.

Governance Committee

The governance committee consists entirely of independent trustees. Independence for governance committee members is defined by the NYSE listing standards. The governance committee has a charter available on the Company's website at www.colonialprop.com. A copy of this charter is also available, without charge, by writing to: Corporate Secretary of Colonial Properties Trust, 2101 6th Avenue North, Suite 750, Birmingham, AL 35203. The governance committee, among other things, evaluates and recommends to our board of trustees nominees for election to the board of trustees at each annual meeting of shareholders or for election to fill vacancies arising between annual meetings as a result of retirement, death, inability to serve, resignation, increase in the number of members of the board of trustees, or any other reason. In addition, the governance committee is responsible for developing and implementing our corporate governance guidelines, available on the Company's website at www.colonialprop.com, and developing and implementing our code of ethical conduct for all employees, officers and trustees. A copy of the corporate governance guidelines is also available, without charge, by writing to: Corporate Secretary of Colonial Properties Trust, 2101 6th Avenue North, Suite 750, Birmingham, AL 35203. The governance committee is also charged with the task of ensuring we are in compliance with all NYSE listing requirements. The governance committee is willing to consider appropriate trustee nominees whose names are submitted in writing by shareholders in accordance with the Company's policies regarding trustee nominations. The governance committee met four times during 2011.

Executive Committee

Between formal meetings of the board of trustees and while the board is not in session, the executive committee has the full power and authority to act on behalf of the full board of trustees, except as may be limited by law, the Company's bylaws or resolution of the board. In addition, prior to the establishment of the investment committee in April 2011, the executive committee had the authority to authorize and approve acquisition, disposition, development, financing and investment activities, subject to certain limitations and guidelines set by the board of trustees. The executive committee must report on its activities to the full board at the next regular meeting of the board following the executive committee meeting. The executive committee met five times during 2011.

Investment Committee

In April 2011, the board of trustees established an investment committee. The investment committee has the authority to authorize and approve acquisition, disposition, development, financing and investment activities, subject to certain limitations and guidelines set by the board of trustees (prior to the establishment of the investment committee, the executive committee performed these functions). The investment committee met six times during 2011.

Committee Membership

The following table sets forth the present membership of the above-referenced committees:

Independent Trustees	Audit	Compensation	Governance	Executive	Investment
Carl F. Bailey	M		C	M	M
Edwin M. Crawford	M				M
William M. Johnson		M			M
Herbert A. Meisler	M		M
Claude B. Nielsen		C	M	M
Harold W. Ripps		M			M
John W. Spiegel	C	M	M	M
Non-Independent Trustees
M. Miller Gorrie				M	C
James K. Lowder					M
Thomas H. Lowder				C	M

“M” signifies a member and “C” signifies a chairman.

Board of Trustees Assessment of Independence

Our board of trustees annually conducts an assessment of the independence of each trustee in accordance with our corporate governance guidelines, applicable rules and regulations of the SEC, and the corporate governance standards of the NYSE. The board assesses each trustee's independence by reviewing any potential conflicts of interest and significant outside relationships. In determining each trustee's independence, the board broadly considers all relevant facts and circumstances, including specific criteria included in the NYSE's corporate governance standards. For these purposes, the NYSE requires the board to consider certain relationships that existed during a three-year look-back period. The board considers the issue not merely from the standpoint of a trustee, but also from the standpoint of persons or organizations with which the trustee has an affiliation.

Our board of trustees has evaluated the status of each person who served as a trustee during any part of the last completed fiscal year and has affirmatively determined, after broadly considering all facts and circumstances that each of Carl F. Bailey, Edwin M. Crawford, William M. Johnson, Glade M. Knight (who served as a trustee through the 2011 annual meeting of shareholders), Herbert A. Meisler, Claude B. Nielsen, Harold W. Ripps and John W. Spiegel are “independent,” as such term is defined in the NYSE's listing standards.

In making its independence determinations, the board considered that each of Messrs. Bailey, Crawford, Johnson, Knight, Meisler, Nielsen, Ripps and Spiegel has no known relationship with the Company.

Thomas H. Lowder is not independent because he is an executive officer of the Company. James K. Lowder is not independent as he is Thomas H. Lowder's brother. M. Miller Gorrie is not independent because of his relationships with the Company as more fully described under “Certain Relationships and Related Transactions.”

In connection with its review of independence our board of trustees has also applied the following categorical independence standard:

“If a trustee serves as an officer, director or trustee of a charitable organization and the Company's discretionary charitable contributions to the organization are less than one percent of that organization's total annual charitable receipts, such relationship will not be considered to be a material relationship that would impair a trustee's independence.”
Each of the independent trustees satisfied this standard (if applicable to such trustee).

Code of Ethical Conduct

The Company has a code of ethical conduct, which is designed to promote honest and ethical conduct and to deter wrongdoing at all levels of the Company's organization. All employees, officers and trustees of the Company, including the Company's principal executive officer, principal financial officer and principal accounting officer, are bound by the code of ethical conduct. A copy of the code of ethical conduct is available on the Company's website at www.colonialprop.com or by request a copy will be sent via U.S. mail and is available in print to any shareholder who requests it from the Corporate Secretary of Colonial Properties Trust, 2101 6th Avenue North, Suite 750, Birmingham, AL 35203.

AUDIT COMMITTEE REPORT

In compliance with the requirements of the NYSE listing standards, our audit committee operates under a formal written charter approved by our board of trustees. The audit committee performed an annual review and reassessment of the adequacy of the audit committee charter in 2011. In connection with the performance of its responsibility under its charter, the audit committee has:

•	Reviewed and discussed our audited financial statements with management;

•
Discussed with the independent auditors the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

•
Received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors' communications with the audit committee concerning independence, and has discussed with the independent auditors the independent auditors' independence; and

•
Recommended, based on the review and discussion noted above, to our board of trustees that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2011.

The audit committee has also considered whether the independent registered public accounting firm's provision of non-audit services to us is compatible with maintaining their independence.

Date: February 22, 2012

Members of the audit committee:
John W. Spiegel, Chairman
Carl F. Bailey
Edwin M. Crawford
Herbert A. Meisler

The Audit Committee Report above does not constitute “soliciting material” and will not be deemed “filed” or incorporated by reference into any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate SEC filings by reference, in whole or in part, notwithstanding anything to the contrary set forth in those filings.

PROPOSAL 2 - RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We are submitting for ratification by our shareholders the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012. Deloitte & Touche LLP has served as our independent registered public accounting firm since August 4, 2009. Representatives of Deloitte & Touche LLP will be present at the annual meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Vote Required

Ratification of the appointment of Deloitte & Touche LLP requires the approval of a majority of all votes cast at the meeting at which a quorum is present. To understand how your votes are counted for the purpose of ratifying the appointment of Deloitte & Touche LLP as our independent registered public accounting firm, see “Voting Procedures and Costs of Proxy Solicitation.” Even if the appointment of Deloitte & Touche LLP as our independent registered public accounting firm is ratified, our board of trustees and the audit committee may, in their discretion, change that appointment at any time during the year should they determine such a change would be in our and our shareholders' best interests. In the event that the appointment of Deloitte & Touche LLP is not ratified, the audit committee of our board of trustees will consider the appointment of another independent registered public accounting firm, but will not be required to appoint a different firm.

Board Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2012.

Summary of Audit Fees

The following table sets forth the aggregate fees billed to us by Deloitte & Touche LLP for the years ended December 31, 2011 and 2010:

	2011	2010
Audit Fees (1)	$683,000	$670,000
Audit-Related Fees (2)	108,602	122,785
Tax Fees (3)	374,918	346,791
All other Fees	—	—
Total	$1,166,520	$1,139,576

(1) Services consisted of audit services related to our consolidated financial statements and effectiveness of internal controls over financial reporting, and quarterly reviews of the consolidated financial statements in our Forms
10-Q.
(2) Services consist of consideration of accounting issues, consultation on transactions, auditor consents and reviews of registration statements.
(3) Services consisted of tax preparation and compliance as well as tax planning and tax consulting for us and certain of our subsidiaries and joint ventures.

Pre-Approval Policy for Services by Auditor

The audit committee's policy is to review and pre-approve, either pursuant to the audit committee's Audit and Non-Audit Services Pre-Approval Policy (the “Pre-Approval Policy”) or through a separate pre-approval by the audit committee, any engagement of the Company's independent auditor to provide any audit or permitted non-audit service to the Company. Pursuant to the Pre-Approval Policy, which the audit committee will review and reassess periodically, a list of specific services within certain categories of services, including audit and audit-related services, are specifically pre-approved for the upcoming or current fiscal year, subject to an aggregate maximum annual fee payable by us for each category of pre-approved services. Any service that is not included in the approved list of services must be separately pre-approved by the audit committee. Additionally, all audit and permissible non-audit services in excess of the pre-approved fee level, whether or not included on the pre-approved list of services, must be separately pre-approved by the audit committee. The audit committee has delegated authority to its chairman to pre-approve engagements for the performance of audit and non-audit services, for which the estimated cost for such services shall not exceed $50,000. The chairman must report all pre-approval decisions to the audit committee at its next scheduled meeting and provide a description of the terms of the engagement.

All audit, audit-related and tax services provided by Deloitte & Touche LLP for the years ended December 31, 2011 and 2010 were pre-approved by the audit committee, either pursuant to the Pre-Approval Policy or through a separate pre-approval by the audit committee.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Guiding Principles

Colonial Properties Trust's compensation philosophy for all employees is that the compensation program (comprised of base salary, annual incentive, long-term equity grants, and retirement and health and welfare benefits) should correlate to the Company's achievement of financial and non-financial objectives, that any long-term equity-based and cash incentive compensation should be closely aligned with shareholders' interests, and that retirement and health and welfare benefits in general should be available on a market competitive and internally equitable basis. This philosophy reflects the Company's key strategic compensation design priorities: paying for performance, retaining key employees for a full career at the Company, providing compensation that is cost-effective to the Company, and focusing on key measures that are consistent with increasing the value of the Company for its shareholders.

In implementing this overall compensation philosophy for the Company's named executive officers, the Company's Executive Compensation Committee (the “Committee”) follows the following guiding principles:

Pay for Performance - The Committee places considerable emphasis on incentive compensation plans that reward the named executive officers for achieving specific operating and financial objectives. The Committee seeks to provide rewards through these incentive plans by measuring performance based on key pre-established measures reflecting the increase in the value of the Company. The Committee determined that the target performance amount would provide a level of incentive that is consistent with the compensation philosophy's emphasis on performance and consistent with the goal of providing targeted total direct compensation at the upper quartile of the market if 75th percentile performance is achieved at the Company level compared to a selected group if industry peers. Since 2009, the Committee has focused on annual growth in total shareholder return, over a multi-year period, which measures the increase in the value of a common share including dividends paid. The appropriateness of the performance measures is re-evaluated annually.

Pay Competitively - The Committee believes that the Company must offer competitive total compensation to recruit key executive talent when necessary, and to provide meaningful rewards to our named executive officers so that they are encouraged to remain with the Company. To support competitive pay that also rewards performance, the Committee views total compensation in two ways: compensation that has competitive target levels and compensation that provides actual amounts consistent with the Company's performance. Through the use of base salary and actual annual incentive awards and long-term incentive grants, the Committee seeks to provide actual compensation based on corporate, business unit and/or individual performance, and in particular, seeks to provide target and actual compensation in the upper quartile (or 75th percentile) of the prevailing market practices of our industry peers when Company performance matches this level (i.e., 75th percentile of the relevant peer group).

Encourage Executive Share Ownership - The Committee believes that a significant portion of each executive's compensation and wealth accumulation opportunities should be tied to the Company's financial performance, share price and dividend performance. We maintain a long-term incentive plan consisting of share options, performance/time-vesting restricted shares, and other forms of equity- and cash-based incentive awards, so that over a period of time, a significant portion of a named executive officer's actual compensation is provided in the form of share-based compensation.

Provide Moderate Retirement and Health and Welfare Benefits - The Committee considers these benefits to be important for each employee, and seeks to provide a moderate level of these benefits in the context of the compensation program for named executive officers.

Executive Summary of the Compensation Program

The following is a summary of the key components of the compensation program for named executive officers:

Compensation Component	Primary Objective(s)	Key Features
Base Salary	Provide sufficiently competitive pay to attract and retain experienced and successful executives	Targeted at median of peer group of companies
Annual Incentive	Encourage and reward valuable contributions to the Company's annual financial and operational performance objectives	Target ranges from 100% to 200% of base salary
Long-Term Incentive	Encourage and reward building long-term shareholder value; align management interests with those of shareholders; and encourage retention	Target ranges from 100% to 200% of base salary
Benefits	Provide an appropriate level of benefits equitably to all employees
Generally the same benefit plan as all employees with the addition of long-term care coverage, long-term disability coverage (same salary replacement percentage as all employees) and medical evacuation services

Ownership and Holding Guidelines	Further emphasize long-term view of management's service to the Company	Executives must generally achieve and maintain an ownership stake in the Company of between 1x and 5x base salary

The Company has no established severance policy, and no special severance or change of control arrangements with any of its officers. In 2007, the Company entered into a non-competition agreement with Mr. T. Lowder, which replaced Mr. T. Lowder's prior employment agreement when it was terminated after Mr. T. Lowder became non-executive Chairman of the Board in 2006. This non-competition agreement is described in more detail in “- Elements of Compensation - Retirement, Health & Welfare, Perquisite and Post-Termination Compensation” below.

Total Compensation Pay Mix

The following charts show the target and actual elected compensation mix for each our named executive officers for 2011:

C. Reynolds Thompson, III – President & Chief Financial Officer

2011 Target Total Compensation Program

Long Term Incentive 38%
100% Equity
Base Salary 25%
100% Cash
75% Equity
25% Cash
Annual Incentive 37%

2011 Actual Total Compensation

Long Term Incentive 37%
100% Equity
Base Salary 27%
100% Cash
100% Equity
Annual Incentive 36%

P. Earle - Chief Operating Officer

2011 Target Total Compensation Program

Long-Term Incentive 38%
100% Equity
Base Salary 25%
100% Cash
75% Equity
25% Cash
Annual Incentive 37%

2011 Actual Total Compensation

Long-Term Incentive 37%
100% Equity
Base Salary 27%
100% Cash
100% Equity
Annual Incentive 36%

J. Rigrish - Chief Administrative Officer and Corporate Secretary

2011 Target Total Compensation Program

Long-Term Incentive 33%
100% Equity
Base Salary 34%
100% Cash
75% Equity
25% Cash
Annual Incentive 33%

2011 Actual Total Compensation

Long-Term Incentive 32%
100% Equity
Base Salary 36%
100% Cash
100% Equity
Annual Incentive 32%

B. Sandidge – Executive Vice President of Accounting

2011 Target Total Compensation Program

Long-Term Incentive 33%
100% Equity
Base Salary 34%
100% Cash
75% Equity
25% Cash
Annual Incentive 33%

2011 Actual Total Compensation

Long-Term Incentive 35%
100% Equity
Base Salary 30%
100% Cash
75% Equity
25% Cash
Annual Incentive 35%

Input from Chairman/Chief Executive Officer and Compensation Consultant

In fulfilling its responsibilities, as discussed more fully below, the Committee reviews recommendations made by the CEO for base salary increases for all of the named executive officers, other than his own, for the measures and related goals to be used in the annual incentive plan for a fiscal year, and for any proposed changes to the peer group against which performance will be measured. The Committee believes it is valuable to consider the recommendations of the CEO with respect to these matters because, given his knowledge of our operations, the real estate industry generally and our markets in particular, and the day-to-day responsibilities of our named executive officers, he is in a unique position to provide the Committee perspective into the most appropriate measures and goals in light of our business at a given point in time. The Committee, however, makes all final determinations on issues within the scope of its authority, including with respect to these specific recommendations. To assist in its efforts, the Committee engaged Hay Group during fiscal 2011 as its compensation consultant. See “Information Regarding Trustees and Corporate Governance - Committees of the Board of Trustees - Executive Compensation Committee,” above, for more information on the nature and scope of the consultant's assistance to the Committee during fiscal 2011.

Benchmarking and Other Considerations

The Committee reviews market data on base salary, annual and long-term incentive compensation, and total direct compensation (the total of base salary, actual annual incentive and actual long-term incentive compensation) paid to executive officers by comparable companies as developed by the compensation consultant from the compensation data contained in the proxy statements for these companies.

For fiscal 2011, the Committee determined that the appropriate peer group from which relevant compensation data should be developed is the group of publicly-traded real estate companies with a multifamily property focus that are set forth in the list below. This group is the same group that the Committee determined was appropriate beginning in 2009, when the Committee determined that the peer group should focus more on companies that, like the Company, as of today, principally own multifamily properties.

For 2011, the Committee used the same peer group from 2010. The Committee also used this peer group in the same manner as the prior years' peer group of companies: market data was obtained for the peer group companies to provide the Committee with a context in which to determine whether any base salary adjustments should be made, and whether any revisions to the annual incentive plan's potential payout levels and long-term incentive grant levels should be considered. As discussed above, the Committee targets total direct compensation for each named executive officer in the upper quartile (or 75th percentile) of these companies for upper quartile performance. The specific use of the data developed for 2011 decisions is described below.

2011 Peer Group of Companies
1	Apartment Investment & Management Company
2	Associated Estates Realty Corporation
3	Avalon Bay Communities, Inc.
4	BRE Properties, Inc.
5	Camden Property Trust
6	Equity Residential
7	Essex Property Trust, Inc.
8	Home Properties, Inc.
9	Mid-America Apartment Communities, Inc.
10	Post Properties, Inc.
11	UDR, Inc.

In addition, the Committee considered the results of the advisory vote by shareholders on the “say-on-pay” proposal presented to shareholders at the April 27, 2011 Annual Meeting. As reported in the Company's Current Report on Form 8-K filed with the SEC on May 3, 2011, there was significant support by shareholders for the compensation program offered to the Company's named executive officers. Accordingly, the Committee made no changes to the Company's executive compensation program as a result of the say-on-pay vote. For fiscal 2011, the Company's executive compensation program continued to focus on paying for performance, retaining key employees for a full career at the Company, providing compensation that is cost-effective to the Company, and focusing on key measures that are consistent with increasing the value of the Company for its shareholders.

Elements of Compensation

Base Salary

As noted above, two of the guiding principles in implementing our total compensation philosophy are to emphasize performance and provide a target level of total direct compensation, which includes base salary, target annual incentive for upper quartile performance and target long-term incentive compensation, at the upper quartile of the prevailing market practices of our industry peer group. In addition, for each executive position, the Committee takes into consideration the perceived value of the position, both in the context of the market data for similar positions as well as the experience of the individual fulfilling the duties of the position.

The Committee typically establishes base salary ranges for our named executive officers around the median salaries being paid by the peer group companies for comparable positions, and in general seeks to establish actual base salaries near the middle of this range. This deliberate “de-emphasis” on base salary supports the Committee's objective of putting emphasis on compensation that is performance-based.

As noted below, the amount of an executive's base salary will impact the amount of annual incentive actually awarded, because the annual incentive award is a multiple of base salary and the annual incentive payment amount directly determines the amount of any long-term incentive compensation award for the year.  However, the Committee's decisions regarding base salary do not otherwise impact or influence the Committee's decisions regarding any other element of compensation.

After evaluating market changes in base salary since it set 2011 base salaries last year, on January 24, 2012, the Committee approved the following base salaries for each named executive officer:

Name	Title	2012 Base Salary	2011 Base Salary	% of Change
Thomas H. Lowder	Chairman & CEO	$535,600	$520,000	3%
C. Reynolds Thompson III	President & CFO	427,450	415,000	3%
Paul F. Earle	COO	427,450	415,000	3%
John P. Rigrish	CAdmO and Corporate Secretary	210,000	200,000	5%
Bradley P. Sandidge	EVP of Accounting	209,000	190,000	10%

Annual Incentive Compensation

Consistent with the Company's objectives described above, the Company's annual incentive plan is designed to provide plan participants with competitive annual incentive compensation opportunities and reward these individuals based on the Company's performance during the performance period. The Committee retains discretion to adjust any payment that is otherwise determined based on the application of the terms of the plan.

The Committee considers the appropriateness of various performance measures on an annual basis. For 2011, the Committee decided to continue the practice adopted in 2009 of using one key Company-level performance indicator (total return compared to peer group total return) as the performance measure for all of the named executive officers, to be measured over the following three distinct time frames, with equal weight given to each:

Performance Measure	Period of Measurement	Weighting
Three-Year Total Return	January 1, 2009 to December 31, 2011	33.33%
Two-Year Total Return	January 1, 2010 to December 31, 2011	33.33%
One-Year Total Return	January 1, 2011 to December 31, 2011	33.33%

“Total Return” is the percent change in the share price plus any dividends, which are assumed to be reinvested in the common shares of a company as of the ex-dividend date, as measured from the beginning date to the end date of the relevant measurement period.

The Committee believes that based on the Company's current business strategy, total return, when compared to the peer group companies, continues to provide an appropriate comparison of performance that is of key importance to shareholders and on which any annual incentive should be based. The Committee determined that measuring total return over a one-year period would reflect the results of the actions taken by senior management in 2011. The Committee determined that the 2011 award also should be impacted by the longer-term impact of actions taken in the prior two years, and thus, even in the context of determining an annual incentive award, the named executive officers must consider the potential longer-term ramifications of their actions on the shareholders of the Company. The Committee considered the periods over which total return was to be measured to be of equal importance and therefore equally weighted the periods in determining the actual incentive amount that could be paid from the annual incentive plan for 2011 performance.

Specific Committee Discretionary Authority Under the Annual Incentive Plan

The Committee determined that in order for any of the named executive officers to be eligible for an annual incentive amount under the annual incentive plan, the Company's total return for 2011 had to be positive (i.e., shareholders had to recognize a positive total return in 2011), subject to the Committee's ability to exercise its discretion under the circumstances discussed in the next paragraph.

Under the plan, if the Company's total return is negative for 2011, but the Company's one-year total return is at least at the median (50th percentile) of the peer group's one-year total return, then the Committee has the discretion to pay up to twenty percent (20%) of the total incentive amount applicable to a named executive officer. This amount, if paid, would be calculated based on the Company's one-year total return relative to the performance of the peer group. Further, under the plan, the Committee has the discretion to increase an annual incentive amount for a named executive officer by up to twenty percent (20%) if the Company's one-year total return is positive in 2011 and the Company's one-year total return is at least at the median (50th percentile) of the peer group's one-year total return.

The Committee also has the discretion to exercise its judgment in any manner as administrator of the plan, but considered the built-in discretion described above to be important to communicate in advance to the named executive officers,, consistent with its prior practice, to help illustrate to the named executive officers the Committee's current thinking regarding specific ways in which discretion could be exercised based on the Committee's perception of Company performance relative to the peer group.

2011 Performance Targets

The amounts actually payable to the named executive officers pursuant to the annual incentive plan are determined based on whether Company performance meets the “threshold” (the 25th percentile), “median” (the 50th percentile), “target” (the 75th percentile) or “maximum” (the 90th percentile) performance level when compared to the peer group results. The following table shows the maximum percentage of base salary payable to the Company's named executive officers at each of the four performance levels:

	Performance Level
Title	Threshold	Median	Target	Maximum
Chairman and Chief Executive Officer	1%	100%	200%	300%
President and Chief Financial Officer	1%	100%	200%	225%
Chief Operating Officer	1%	100%	200%	225%
Other executive officer participants	1%	50%	100%	150%

The Committee determined that the target performance amount (100% or 200% of the applicable named executive officer's base salary) would provide a level of incentive that is consistent with the compensation philosophy's emphasis on performance and consistent with the goal of providing a targeted total direct compensation at the upper quartile of the market if 75th percentile performance is achieved at the Company level. The Committee developed the other payout level opportunities to provide the emphasis on achieving superior results when compared to the peer group of companies.

The Committee reviews, for each named executive officer, the level of performance for each measure and the individual weighting assigned to each measure. As noted above, the plan has four levels of identified performance goals for each performance measure: (1) threshold; (2) median; (3) target; and (4) maximum. If the performance level for any measure is between two of these identified levels of performance, the actual incentive amount that is payable to the named executive officer derived from the performance measure is “interpolated” using the two identified levels of performance. For example, if three-year total return is at the 37.5th percentile of the peer group, the amount of incentive compensation provided would be interpolated based on the payout amount that would have been paid if the result were at the 25th percentile and 50th percentile of the group (median). If the 25th percentile amount were $10.00 and the 50th percentile amount were $50.00, then the 37.5th percentile would be $19.00.

The amount of annual incentive actually awarded, while impacted by the amount of an executive's base salary (because the award is a multiple of base salary), does not impact or influence the Committee's decisions regarding base salary or any other element of compensation (although, as discussed below, this annual incentive payout amount directly determines the amount of the named executive officer's long-term incentive award for the year).

2011 Annual Incentive Performance Results

The following table sets forth the Company's 2011 annual incentive performance results compared to the peer group (in each case determined as of December 31, 2011):

Performance Measure	Actual Performance	Percentile of the Peer Group
Three-Year Total Return	195.2%	100.0th percentile
Two-Year Total Return	90.7%	90.9th percentile
One-Year Total Return	19.1%	54.5th percentile

Based on these results, on January 24, 2012, the Committee approved the following annual incentive compensation awards to each of the following named executive officers:

Named Executive Officer	Total 2011 Annual Incentive Compensation (1)
Thomas H. Lowder	$1,244,409
C. Reynolds Thompson, III	785,655
Paul F. Earle	785,655
John P. Rigrish	239,309
Bradley P. Sandidge	227,344

(1) This amount does not include the value of any additional restricted shares that are granted as a result of the election by the named executive officer to take all or a portion of 25% of this amount in restricted shares rather than in cash, as described further below.

Payment of Annual Incentive Compensation in Restricted Shares

To further align the interests of the named executive officers with the interests of shareholders and to encourage them to take a long-term view of performance, 75% of their actual annual incentive award, if awarded, is automatically paid in restricted common shares which vest over a three-year period after the grant date in 1/3 increments. This feature is intended to emphasize the importance of long-term results and the Committee's intention that the ultimate value that a named executive officer receives move hand-in-hand with the value of our common shares (thereby putting the named executive officer at comparable upside potential and downside risk as our shareholders).

Accordingly, based on the amounts awarded above and this 2011 annual incentive plan payout structure, on January 24, 2012, the following restricted common share grants were approved by the Committee with respect to the 75% portion of the annual incentive award for each named executive officer who received an award that is automatically paid in restricted common shares pursuant to the plan terms described above (based on the closing price of a common share on January 24, 2012):

Named Executive Officer	Restricted Common Shares (#)
Thomas H. Lowder	45,306
C. Reynolds Thompson, III	28,604
Paul F. Earle	28,604
John P. Rigrish	8,713
Bradley P. Sandidge	8,277

The remaining 25% of the actual annual incentive award amount, if awarded, is paid in cash; however, named executive officers may elect to receive any or all of this remaining 25% in restricted common shares. Each named executive officer who elects to receive between 25% and 50% of this remaining cash amount in restricted common shares will receive shares having a market value on the grant date equal to 125% of the amount that was elected to be received in restricted common shares (i.e., an additional 25% in restricted common shares). Each named executive officer who elects to receive more than 50% of this remaining cash amount in restricted common shares will receive shares having a market value on the grant date equal to 140% of the elected amount (i.e., an additional 40% in restricted common shares). The restricted common shares that are converted from the remaining cash portion of the actual annual incentive award (including any increase in the number of shares as described above) vest on the following schedule: 50% of the shares vest at the first anniversary of the grant date of the award; 25% of the shares vest at the second anniversary of the grant date; and the remaining 25% vest at the third anniversary of the grant date.

The following table sets forth (i) the percentage of the remaining 25% of the approved 2011 annual incentive award that each named executive elected to receive in restricted common shares and (ii) the restricted common share grants approved by the Committee on January 24, 2012 in connection with such elections (based on the closing price of a common share on January 24, 2012):

Named Executive Officer	Election for Amount Received in Restricted Common Shares	Restricted Common Shares (1) (#)
Thomas H. Lowder	100%	21,143
Reynolds Thompson, III	100%	13,349
Paul F. Earle	100%	13,349
John P. Rigrish	100%	4,066
Bradley P. Sandidge	—%	—

(1) Includes, as applicable, the additional 40% in restricted common shares issued to named executive officers who elected to receive 100% of the cash amount in restricted common shares, as described above.

Long-Term Incentive Compensation

As noted above, our compensation philosophy seeks to align any long-term incentive compensation with shareholders' interests, and one of our guiding principles is to emphasize performance when determining actual compensation for our named executive officers. The Committee believes that to implement our philosophy and to follow our guiding principles, our named executive officers should have an ongoing stake in the success of the business (as well as exposure to downside equity performance risk) and that key employees should have their long-term incentive compensation paid in the form of equity awards, since share-related compensation is directly tied to shareholder value. Furthermore, the Committee recognizes that for our named executive officers, the economic success of many projects, and the total compensation to the named executive officers who are responsible for the overall operation of these projects, should be evaluated over a multi-year time horizon, and firmly believes that over time, the value of the Company is reflected in total return in which the named executive officers can share by receiving and holding their long-term incentive compensation in the form of equity grants.

For 2011, the Committee determined that long-term incentive compensation for our named executive officers would continue to be provided through a combination of share options and restricted share awards. These executive officers generally are awarded a maximum value equal to 100% of their actual annual incentive award for the year, in an equal split between option shares and restricted shares. The Committee determined several years ago to provide for long-term incentive compensation based on annual results so that the grant date value of long-term incentive compensation would be derived from achieving annual corporate goals, and that the anticipated growth in the value of these incentives would be derived by annual increases in the value of the Company. At the same time, the Committee determined to provide a mix of full-value (restricted shares) and net appreciation value (option shares) awards, and determined that an even split of the value between these two types of awards achieved the appropriate mix and an appropriate upside opportunity.

Consistent with this philosophy, on January 24, 2012, the Committee approved the following long-term incentive compensation option share awards and restricted common share awards for each of the named executive officers:

	2011 Long-Term Incentive Awards
Named Executive Officer	Option Shares	Restricted Common Shares
Thomas H. Lowder	66,051	30,204
C. Reynolds Thompson, III	41,701	19,069
Paul F. Earle	41,701	19,069
John P. Rigrish	12,702	5,808
Bradley P. Sandidge	12,067	5,518

The restricted common share awards will vest in five equal annual installments beginning on the first anniversary of the grant date, and the option share awards will vest 100% on the third anniversary of the grant date.

Retirement, Health & Welfare, Perquisite and Post-Termination Compensation

The Committee believes, as noted above, that an appropriate level of retirement and health and welfare benefits should be available to all employees, with no distinction made among any groups of employees other than as required by applicable tax rules and with certain exceptions described below. Consequently, the emphasis in the compensation program for named executive officers is on the pay-for-performance elements and the amount of the retirement benefit to be provided is not considered when examining and determining the other elements of each named executive officer's compensation (either targeted or actual).

The Committee determined that it is appropriate for the Company to provide the named executive officers with long-term care policies and with long-term disability coverage that provides for the same level of replacement income (as a percentage of base salary) as generally available to all other employees. In addition, the Committee determined to provide MedJet premiums to Messrs. Lowder, Thompson, Earle and Rigrish. (MedJet is a medical evacuation services policy that would provide transport to the covered named executive officer's preferred medical facility.) The Committee annually reviews these benefits to determine if any changes need to be made.

The Company has no established severance policy, and no special severance or change of control arrangements are in place for any named executive officer. If a named executive officer's employment is terminated due to a change in control in which the Company is not the surviving entity, any unvested restricted share awards would accelerate and become fully vested. In addition, any unexercisable option awards would accelerate and become fully vested and remain exercisable for 15 to 30 days (depending on the plan) immediately prior to the occurrence of the termination, as described in more detail in the section titled “Executive Compensation - Potential Payments Upon Termination or Change in Control” elsewhere in this proxy statement.

In 2007, the Company entered into a non-competition agreement with Mr. T. Lowder, which replaced Mr. T. Lowder's prior employment agreement when it was terminated after Mr. T. Lowder became non-executive Chairman of the Board in 2006. This non-competition agreement is described in more detail in “Executive Compensation - Potential Payments Upon Termination or Change in Control” below.

Option and Restricted Share Grant Practices

The Committee typically reviews and approves the amount of the annual incentive to be paid to each named executive officer for the preceding year at the next regularly scheduled meeting after performance results for that year become available. The meeting date is also the date as of which (1) the total number of restricted shares to be granted is determined, based on the amount of the annual incentive to be provided to each named executive officer and his respective election to convert actual annual incentive awards into restricted shares, and (2) the long-term incentive award is determined, which is based on the results from the annual incentive plan and, as noted above, is split equally, based on value, between restricted shares and option shares.

The nature of the performance measures used in the 2011 annual incentive plan allowed the Committee to review 2011 performance results in January 2012. Consequently, the Committee made the determinations on January 24, 2012 as described above. As a result, the exercise price of the options granted to each named executive officer was based on the closing price of a common share on January 24, 2012. This approach is consistent with the terms of the Omnibus Incentive Plan. All of the restricted share and option share awards granted on January 24, 2012 were granted under the Omnibus Incentive Plan.

Named Executive Officer Ownership and Holding Guidelines

Consistent with the Committee's goal of emphasizing a longer-term view of service to the Company, the board of trustees adopted the following ownership guidelines applicable to each named executive officer, which appear in the Company's Corporate Governance Guidelines published on the Company's website. These ownership guidelines are as follows:

•	Every executive is expected to achieve an ownership stake in the Company that is significant in comparison with his or her salary. The expected requirements are as follows:

•	Chief Executive Officer	5x Base Salary
•	President & Chief Financial Officer	2x Base Salary

•	Chief Operating Officer	2x Base Salary
•	All Executive Vice Presidents	1x Base Salary
(including CAO and CAdmO)

•
Ownership requirements are expected to be met by current executive officers by 12/31/2012 (any new executive officers must meet the ownership requirements within three years of attainment of executive officer status, or promotion to a level of higher ownership expectation, whichever occurs later).

•
Other shares or units eligible to count toward these requirements are the value of shares or units owned, shares which are deferred in the Company's savings and deferred compensation program (401(k)) and restricted shares. Unexercised share options are not counted in calculating ownership.

•
Recipients of grants of restricted shares under the annual incentive compensation program (with respect to the 75% portion of the award) and the long-term incentive compensation program described above must hold 50% of the after-tax shares for five years or until separation from the Company, including retirement, whichever occurs first. Recipients of all other grants of restricted shares may not sell or otherwise dispose of the shares until one year from the date of vesting.

All of the named executive officers have achieved the requisite ownership level.

$1 Million Pay Deductibility Limit

Section 162(m) of the Internal Revenue Code of 1986, as amended, prohibits publicly traded companies from taking a tax deduction for compensation in excess of $1 million paid to the chief executive officer or any of its three other most highly compensated executive officers (other than the chief financial officer) for any fiscal year, who are referred to as “covered employees” under Section 162(m). Certain “performance-based compensation” is excluded from this $1 million cap. The Company believes, however, that because of the structure of the Company and its affiliates, it does not have “covered employees” whose compensation is subject to the $1 million deduction limit under Section 162(m). Since the Company qualifies as a REIT under the Internal Revenue Code and is generally not subject to Federal income taxes, if compensation were required to (but did not) qualify for deduction under Section 162(m), the payment of compensation that fails to satisfy the requirements of Section 162(m) would not have a material adverse consequence to the Company, provided the Company continues to distribute 100% of its taxable income. If we make compensation payments subject to Section 162(m) limitations on deductibility, we may be required to make additional distributions to shareholders to comply with our REIT distribution requirements and eliminate our U.S. federal income tax liability or, alternatively, a larger portion of shareholder distributions that would otherwise have been treated as a return of capital may be subject to federal income tax expense as dividend income. Any such compensation allocated to the Company's taxable REIT subsidiaries whose income is subject to federal income tax would result in an increase in income taxes due to the inability to deduct such compensation. Although the Company is mindful of the limits imposed by Section 162(m), even if it is determined that Section 162(m) applies or may apply to certain compensation packages, the Company nevertheless reserves the right to structure the compensation packages and awards in a manner that may exceed the limitation on deduction imposed by Section 162(m).

COMPENSATION COMMITTEE REPORT

The executive compensation committee of the board of trustees of Colonial Properties Trust (the “Committee”) has reviewed and discussed the Compensation Discussion and Analysis with management and based on this review and discussions with management, the Committee recommended to the board of trustees that the Compensation Discussion and Analysis be included in Colonial Properties Trust's proxy statement.

THE EXECUTIVE COMPENSATION COMMITTEE

Claude B. Nielsen, Chairman
William M. Johnson
Harold W. Ripps
John W. Spiegel

The Compensation Committee Report does not constitute “soliciting material” and will not be deemed “filed” or incorporated by reference into any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate our SEC filings by reference, in whole or in part, notwithstanding anything to the contrary set forth in those filings.

EXECUTIVE COMPENSATION

Summary Compensation Table for 2011
The following table sets forth a summary of all compensation for our named executive officers for the years ended December 31, 2011, 2010 and 2009.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compen-sation ($) (3)	All Other Compen-sation ($) (4)	Total ($)
Thomas H. Lowder Chairman and CEO	2011	$520,000	—	1,454,068	$972,657	—	$109,813	$3,056,870
	2010	500,000	—	1,200,000	708,990	—	117,920	2,526,910
	2009	250,000	—	—	—	—	67,151	317,151

C. Reynolds Thompson, III President and CFO	2011	415,000	—	872,433	583,592	—	69,060	1,940,085
	2010	400,000	—	750,000	567,193	—	68,184	1,785,377
	2009	405,000	—	—	—	150,000	40,732	595,732

Paul F. Earle COO	2011	415,000	—	872,433	583,592	—	72,543	1,943,568
	2010	400,000	—	840,000	496,291	—	69,370	1,805,661
	2009	350,000	—	—	—	—	38,729	388,729

John P. Rigrish Chief Administrative Officer and Corporate Secretary	2011	200,000	—	276,259	184,808	—	23,076	684,143
	2010	190,000	—	228,000	134,709	—	19,353	572,062
	2009	190,000	—	—	—	—	12,281	202,281

Bradley P. Sandidge Executive Vice President - Accounting	2011	190,000	—	204,480	175,079	56,836	15,190	641,585
	2010	—	—	—	—	—	—	—
	2009	—	—	—	—	—	—	—

(1)
The amounts disclosed in the “Stock Awards” column represent the aggregate grant date fair value of all shares granted to our named executive officers during the applicable fiscal year, calculated in accordance with FASB ASC Topic 718. As described above under “Compensation Discussion and Analysis - Elements of Compensation - Annual Incentive Compensation” and “- Long-Term Incentive Compensation,” certain equity awards were made to our named executive officers in January 2012 under our 2011 annual incentive compensation plan and our long-term incentive plan, and such awards are expected to be reflected in the Summary Compensation Table contained in our 2013 proxy statement. For Mr. Lowder, the amount shown in this column for 2011 relates to (i) 52,394 restricted shares issued to him on January 25, 2011, and (ii) a long-term incentive award of 23,815 restricted shares awarded to him on January 25, 2011. For Mr. Thompson, the amount shown in this column for 2011 relates to (i) 31,436 restricted shares issued to him on January 25, 2011, and (ii) a long-term incentive award of 14,289 restricted shares awarded to him on January 25, 2011. For Mr. Earle, the amount shown in this column for 2011 relates to (i) 31,436 restricted shares issued to him on January 25, 2011, and (ii) a long-term incentive award of 14,289 restricted shares awarded to him on January 25, 2011. For Mr. Rigrish, the amount shown in this column for 2011 relates to (i) 9,954 restricted shares issued to him on January 25, 2011, and (ii) a long-term incentive award of 4,525 restricted shares awarded to him on January 25, 2011. For Mr. Sandidge, the amount shown in this column for 2011 relates to (i) 6,430 restricted shares issued to him on January 25, 2011, and (ii) a long-term incentive award of 4,287 restricted shares awarded to him on January 25, 2011. For Mr. Lowder, the amount shown in this column for 2010 relates to (i) 76,460 restricted shares issued to him on January 26, 2010, and (ii) a long-term incentive award of 34,754 restricted shares awarded to him on January 26, 2010. For Mr. Thompson, the amount shown in this column for 2010 relates to (i) 41,705 restricted shares issued to him on January 26, 2010, and (ii) a long-term incentive award of 27,804 restricted shares awarded to him on January 26, 2010. For Mr. Earle, the amount shown in this column for 2010 relates to (i) 53,522 restricted shares issued to him on January 26, 2010, and (ii) a long-term incentive award of 24,328 restricted shares awarded to him on January 26, 2010. For Mr. Rigrish, the amount shown in this column for 2010 relates to (i) 14,527 restricted shares issued to him on January 26, 2010, and (ii) a long-term incentive award of 6,603 restricted shares awarded to him on January 26, 2010. No share awards were made to any of our named executive officers during 2009. The assumptions used to compute the grant date fair value of these awards for each named executive officer are set forth in Note 16 to our 2011 consolidated financial statements contained in our 2011 Form 10-K.

(2)
The amounts disclosed in the “Option Awards” column represent the aggregate grant date fair value of all option awards granted to our named executive officers for the applicable fiscal year, calculated in accordance with FASB ASC Topic 718. As described under “Compensation Discussion and Analysis - Elements of Compensation - Long-Term Incentive Compensation,” certain share option awards were made to our named executive officers in January 2012 under our long-term incentive plan, and such awards are expected to be reflected in the Summary Compensation Table contained in our 2013 proxy statement. The amounts shown in this column for 2011 reflect the following long-term incentive option share grants awarded on January 25, 2011: for Mr. Lowder, 119,077 share options; for Mr. Thompson, 71,446 share options; for Mr. Earle, 71,446 share options; for Mr. Rigrish, 22,625 share options, and for Mr. Sandidge, 21,434 share options. The amounts shown in this column for 2010 reflect the following long-term incentive option share grants awarded on January 26, 2010: for Mr. Lowder, 173,772 share options; for Mr. Thompson, 139,018 share options; for Mr. Earle, 121,640 share options; and for Mr. Rigrish, 33,017 share options. No share option awards were made to any of our named executive officers during 2009. All option valuation models, including the Black-Scholes model, require a prediction about the future movement of the share price. The assumptions used to compute the grant date fair value of these options for each of our executive officers are set forth in Note 16 to our 2011 consolidated financial statements contained in our 2011 Form 10-K.

(3)
Pursuant to our 2011, 2010 and 2009 annual incentive compensation plan, to the extent an award is paid to a named executive officer, 75% of that award is automatically paid in the form of restricted shares and the remaining 25% is paid in cash. For 2011, 2010 and 2009 awards, which were made in January 2012, January 2011 and January 2010, respectively, as described in footnote 1 above, our named executive officers were permitted to elect to receive the 25% cash portion in the form of restricted shares for 2011 and 2010. Amounts shown in this column for 2011 for Mr. Sandidge reflect his election to receive cash. Messrs. Lowder, Thompson, Earle and Rigrish elected to receive the full 25% percent in restricted shares. As discussed above under “Compensation Discussion and Analysis - Elements of Compensation - Annual Incentive Compensation,” our 2011 annual incentive compensation plan provides for additional restricted shares to be granted to a named executive officer to the extent he elects to receive the 25% cash portion of his award in equity. See “Compensation Discussion and Analysis - Elements of Compensation - Annual Incentive Compensation” for the amount of restricted shares these officers received in lieu of the 25% cash portion in January 2012. These equity awards are expected to be reflected in the Summary Compensation Table contained in our 2013 proxy statement. Messrs. Lowder, Earle and Rigrish elected to receive the full 25% percent in restricted shares for 2010. Amounts shown in this column for 2009 for Mr. Thompson reflect his election to receive cash. Messrs. Lowder, Earle and Rigrish elected to receive the full 25% percent in restricted shares for 2009. Our 2010 and 2009 annual incentive compensation plans also provided for additional restricted shares to be granted to a named executive officer to the extent he elects to receive the 25% cash portion of his award in equity (see footnote 1 above).

(4)
The amounts shown in this column for 2011, 2010 and 2009 represent the total incremental cost to the Company of the following items: our contributions to the 401(k) plan on behalf of each of our named executive officers, our payment of premiums for life insurance, long-term care policies, long-term disability coverage, and MEDJET service and dividends paid during 2011, 2010 and 2009, respectively, on unvested restricted shares owned by named executive officers (which dividends were not factored into the grant date fair value for the year of grant of such awards) as shown in the table below.

Name	Year	401(k) Contribution	Life Insurance	Long-term Care Insurance	Long-term Disability Insurance	MEDJET Premium	Dividends Paid on Unvested Restricted Shares	Total All Other Compensation
Thomas H. Lowder	2011	$—	$78	$2,030	$4,368	$981	$102,356	$109,813
	2010	—	78	2,030	4,368	981	110,463	117,920
	2009	1,250	97	1,798	4,368	915	58,723	67,151

C. Reynolds Thompson, III	2011	—	78	1,390	3,194	325	64,073	69,060
	2010	—	78	1,390	3,194	325	63,197	68,184
	2009	—	97	1,231	3,194	300	35,910	40,732

Paul F. Earle	2011	—	78	1,576	4,597	325	65,967	72,543
	2010	—	78	1,576	4,597	325	62,794	69,370
	2009	8,750	97	1,395	4,597	300	23,590	38,729

John P. Rigrish	2011	—	78	2,358	2,694	325	17,620	23,076
	2010	—	78	2,358	2,694	325	13,898	19,353
	2009	4,750	97	2,089	2,694	300	2,351	12,281

Bradley P. Sandidge	2011	—	78	1,476	625	—	13,012	15,190
	2010	—	—	—	—	—	—	—
	2009	—	—	—	—	—	—	—

Grants of Plan-Based Awards in 2011

The following table sets forth information concerning the grants of plan-based awards made to each named executive officer during the year ended December 31, 2011.

Name	Grant Date (1)	Estimated Possible Payouts Under Non- Equity Incentive Plan Awards (2)				All Other Stock Awards: Number of Shares of Stock (#) (3)	All Other Option Awards: Number of Securities of Underlying Options (#) (4)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($) (5)
		Threshold ($)	Median ($)	Target ($)	Maximum ($)
Thomas H. Lowder		$5,200	$520,000	$1,040,000	$1,560,000
	1/25/11					23,815			$454,390
	1/25/11					16,671			$318,083
	1/25/11					35,723			$681,595
	1/25/11						119,077	$19.08	$972,657

C. Reynolds		4,150	415,000	830,000	933,750
Thompson, III	1/25/11					10,002			$190,838
	1/25/11					21,434			$408,960
	1/25/11					14,289			$272,634
	1/25/11						71,446	$19.08	$583,592

Paul F. Earle		4,150	415,000	830,000	933,750
	1/25/11					10,002			$190,838
	1/25/11					21,434			$408,960
	1/25/11					14,289			$272,634
	1/25/11						71,446	$19.08	$583,592

John P. Rigrish		2,000	100,000	200,000	300,000
	1/25/11					4,525			$26,337
	1/25/11					6,787			$129,496
	1/25/11					3,167			$60,426
	1/25/11						22,625	$19.08	$184,808

Bradley P. Sandidge		1,900	95,000	190,000	285,000
	1/25/11					4,287			$81,796
	1/25/11					6,430			$122,684
	1/25/11						21,434	$19.08	$175,079

(1)	Represents the grant date in accordance with FASB ASC Topic 718.

(2)
These amounts represent the estimated possible payout under the Company's annual incentive compensation plan for 2011. The first 75% of each named executive officer's annual incentive award is automatically paid in time-vested restricted common shares. As discussed, in footnote 3 of the Summary Compensation Table above, the named executive officers may elect to receive any or all of the remaining 25% of their annual incentive award in restricted common shares, in which case the total number of restricted shares received by the named executive officer is increased by either 25% or 40%, depending on the portion of the remaining 25% the named executive officer elects to receive in the form of restricted shares. The determinations as to the payouts of these awards were made in January 2012. See “Compensation Discussion and Analysis-Elements of Compensation-Annual Incentive Compensation” for the performance-based conditions and other terms applicable to these awards, as well as the amount of payouts determined in January 2012.

(3)
The shares set forth in this column represent the time-vested restricted share portions of grants under the Omnibus Incentive Plan made in January 2011 under our 2010 annual incentive compensation awards and long-term incentive plan for 2010. The estimated possible payouts for these awards made in January 2011 were previously reported Messrs. Lowder, Earle and Rigrish in the Grant of Plan-Based Awards Table included in the proxy statement for our 2011 annual meeting of shareholders, and the actual amounts are described in further detail in footnote 1 of the Summary Compensation Table for 2011 above.

(4)
The shares set forth in this column represent time-vested share option awards granted under the Omnibus Incentive Plan pursuant to our long-term incentive plan for 2010. These option awards are described in more detail in footnote 2 of the Summary Compensation Table for 2011 above.

(5)
Reflects the full grant date fair value of all share and option awards granted to our named executive officers during 2011, calculated in accordance with FASB ASC Topic 718 based on the assumptions referenced in footnotes 1 and 2 to the Summary Compensation Table for 2011 above.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Non-Equity Incentive Plan Payments; Options and Restricted Shares Granted in 2011

As discussed above in “Compensation Discussion and Analysis - Elements of Compensation - Annual Incentive Compensation” and footnotes 1, 2 and 3 to the Summary Compensation Table, our named executive officers received incentive based payments in January 2012 related to 2011 performance. The cash portion of these amounts, if any, is reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above. The equity portion of these awards, as well as the long-term incentive awards made to each of our named executive officers in the form of restricted shares in January 2012, are expected to be reported in the “Stock Awards” column of the Summary Compensation Table contained in our 2013 proxy statement. In addition, the long-term incentive awards made to each of our named executive officers in the form of option shares in January 2012 are expected to be reported in the “Option Awards” column of the Summary Compensation Table contained in our 2013 proxy statement.

Employment Agreements and Post-Employment / Change in Control Compensation

None of our named executive officers, nor any of our other executive officers, have employment agreements with us. In 2007, the Company, Colonial Realty Limited Partnership and Mr. Thomas Lowder entered into a non-competition agreement. The non-competition agreement replaced Mr. Lowder's prior employment agreement, which was terminated after Mr. Lowder became non-executive Chairman of the Board in 2006. See the “Potential Payments Upon Termination or Change in Control” section below for a discussion of the potential post-employment or change of control payments or other benefits to be received by our named executive officers upon certain termination events or upon a change in control, including a discussion of Mr. Lowder's non-competition agreement.

Outstanding Equity Awards at Fiscal Year-End for 2011

The following table sets forth certain information concerning outstanding equity awards at fiscal year-end for 2011.

	Option Awards (1)				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested($) (2)
Thomas H. Lowder					153,530 (3)	$3,202,636
	81,060	—	$21.77	1/18/2012
	75,500	—	$22.71	1/17/2013
	1,329	—	$26.99	2/3/2015
	26,765	—	$26.48	4/7/2015
	8,050	—	$37.28	4/26/2016
	8,336	2,085	$39.41	4/24/2017
	16,340	10,894	$23.56	4/23/2018
	—	173,772	$10.79	1/26/2020
	—	119,077	$19.08	1/25/2021

C. Reynolds Thompson, III					99,622 (4)	$2,078,115
	47,988	—	$21.77	1/18/2012
	44,700	—	$22.71	1/17/2013
	1,163	—	$26.99	2/3/2015
	23,698	—	$26.48	4/7/2015
	7,043	—	$37.28	4/26/2016
	10,124	2,531	$39.41	4/24/2017
	25,054	16,704	$23.56	4/23/2018
	—	139,018	$10.79	1/26/2020
	—	71,446	$19.08	1/25/2021

Paul F. Earle					105,448 (5)	$2,199,645
	23,994	—	$21.77	1/18/2012
	22,400	—	$22.71	1/17/2013
	5,143	—	$37.28	4/26/2016
	287	72	$39.41	4/24/2017
	4,922	3,282	$23.56	4/23/2018
	—	121,640	$10.79	1/26/2020
	—	71,446	$19.08	1/25/2021

John P. Rigrish					29,119 (6)	$607,422
	23,944	—	$21.77	1/18/2012
	22,400	—	$22.71	1/17/2013
	338	—	$37.28	4/26/2016
	335	84	$39.41	4/24/2017
	3,183	2,123	$23.56	4/23/2018
	—	33,017	$10.79	1/26/2020
	—	22,625	$19.08	1/25/2021

Bradley P. Sandidge					21,666 (7)	$451,953
	100	25	$39.41	4/24/2017
	1,591	1,062	$23.56	4/23/2018
	—	30,410	$10.79	1/26/2020
	—	21,434	$19.08	1/25/2021

(1)
All option awards granted before April 2011 shown in the table above have a term of 10 years (expiring on the 10th anniversary of the date of the award) and vest in equal annual installments over a five-year period. In June 2007, in connection with the consummation of two separate joint venture strategic transactions and a related special dividend payment to shareholders, the exercise prices of all of our then outstanding options were reduced by $10.63 per share as required under the terms of our option plans. The option exercise prices for grants made prior to June 2007 in the table above reflect this exercise price adjustment.

(2)	The market value is calculated by multiplying the number of shares by $20.86, the closing market price of our common shares on December 30, 2011.

(3)
Represents restricted shares, which vest as follows: 417 shares on April 24, 2012; 2,179 shares ratably in two annual installments, commencing on April 23, 2012; 27,804 shares ratably in four annual installments, commencing on January 26, 2012; 34,757 shares ratably in two annual installments, commencing on January 26, 2012; 12,164 shares ratably in two annual installments, commencing on January 26, 2012; 23,815 shares ratably in five annual installments, commencing on January 25, 2012; 35,723 shares ratably in three annual installments, commencing on January 25, 2012; and 16,671 shares in three annual installments of 50%, 25% and 25%, respectively, commencing on January 25, 2012.

(4)
Represents restricted shares, which vest as follows: 507 shares on April 24, 2012; 3,341 shares ratably in two annual installments, commencing on April 23, 2012; 22,244 shares ratably in four annual installments, commencing on January 26, 2012; 27,805 shares ratably in two annual installments, commencing on January 26, 2012; 14,289 shares ratably in five annual installments, commencing on January 25, 2012; 21,434 shares ratably in three annual installments, commencing on January 25, 2012; and 10,002 shares in three annual installments of 50%, 25% and 25%, respectively, commencing on January 25, 2012.

(5)
Represents restricted shares, which vest as follows: 15 shares on April 24, 2012; 800 shares on April 24, 2012; 657 shares ratably in two annual installments, commencing on April 23, 2012; 5,943 shares ratably in two annual installments, commencing on April 23, 2012; 19,463 shares ratably in four annual installments, commencing on January 26, 2012; 24,330 shares ratably in two annual installments, commencing on January 26, 2012; 8,515 shares ratably in two annual installments, commencing on January 26, 2012; 14,289 shares ratably in five annual installments, commencing on January 25, 2012; 21,434 shares ratably in three annual installments, commencing on January 25, 2012; and 10,002 shares in three annual installments of 50%, 25% and 25%, respectively, commencing on January 25, 2012.

(6)
Represents restricted shares, which vest as follows: 17 shares on April 24, 2012; 425 shares ratably in two annual installments, commencing on April 24, 2012; 5,283 shares ratably in four annual installments, commencing on January 26, 2012; 6,604 shares ratably in two annual installments, commencing on January 26, 2012; 2,311 shares ratably in two annual installments, commencing on January 26, 2012; 4,525 shares ratably in five annual installments, commencing on January 25, 2012; 6,787 shares ratably in three annual installments, commencing on January 25, 2012; and 3,167 shares in three annual installments of 50%, 25% and 25%, respectively, commencing on January 25, 2012.

(7)
Represents restricted shares, which vest as follows: 4,866 shares ratably in four annual installments, commencing on January 26, 2012; 6,083 shares ratably in two annual installments, commencing on January 26, 2012; 4,287 shares ratably in five annual installments, commencing on January 25, 2012; and 6,430 shares ratably in three annual installments, commencing on January 25, 2012.

Option Exercises and Stock Vested During 2011

The following table sets forth certain information concerning option exercises and shares acquired by our named executive officers during 2011, and the vesting of restricted share awards previously granted to our named executive officers.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Thomas H. Lowder	—	—	104,743	$2,101,607
C. Reynolds Thompson, III	—	—	48,633	$968,022
Paul F. Earle	—	—	43,525	$855,361
John P. Rigrish	—	—	7,918	$152,121
Bradley P. Sandidge	—	—	4,339	$82,985

(1)	Amounts reflect the market value of our common shares on the day the shares vested.

Potential Payments Upon Termination or Change in Control

Potential Payments Under Thomas Lowder's Non-competition Agreement

On May 4, 2007, the Company, Colonial Realty Limited Partnership and Mr. Thomas Lowder entered into a non-competition agreement. The non-competition agreement replaced Mr. Lowder's prior employment agreement, which was terminated after Mr. Lowder became non-executive Chairman of the Board in 2006. The non-competition agreement restricts Mr. Lowder from competing with the Company during the period in which Mr.  Lowder serves as Chairman of the Board of the Company (or otherwise as an employee of the Company), and for two years thereafter (the “Restricted Period”). During the Restricted Period, Mr. Lowder cannot engage in any way, directly or indirectly, in the acquisition, operation, development, management, leasing or disposition of any real property or any improvements thereon, other than in his capacity as a director, trustee, officer or equity owner of the Company, and other than certain permitted activities specified in the non-competition agreement. During the two-year post-termination period, Mr.  Lowder is entitled to compensation equal to two times his annual salary determined at the time he ceases to serve as Chairman of the Board of the Company (or otherwise as an employee of the Company) payable in substantially equal monthly installments over the two-year period (as of December 31, 2011, the amount that would have been paid based on his base salary for 2011 would have been approximately $1,040,000 in the aggregate). The non-competition agreement also contains a nonsolicitation covenant that applies during the Restricted Period to employees, independent contractors and tenants of any property in which the Company has at least a 50% equity interest. Mr. Lowder may terminate the non-competition agreement upon a change in composition of the Company's board of trustees during any two year period such that the trustees at the beginning of the period (or trustees nominated or elected by such trustees) cease to constitute a majority of the board of trustees or on or after the date on which any person or group acquires more than 20% of the Company's voting shares without prior written consent of the Company.

Potential Payments Pursuant to Equity Awards Upon Death, Disability or Change in Control

The following discussion summarizes the potential payments to our named executive officers in connection with certain terminations of employment or upon a change in control of the Company. The amounts shown assume that such termination of employment or change in control was effective as of December 30, 2011 (the last business day of our last completed fiscal year), and thus include amounts earned through such time and are estimates of the amounts which would be paid out to the named executive officer upon his termination. The actual amounts to be paid out can only be determined at the time of the termination or change in control.

Death or Disability

If a named executive officer were to die or become disabled, under the terms of the existing equity plans and award agreements, the named executive officer would be entitled to the following:

•	any unvested restricted share awards would accelerate and become fully vested; and

•
any unexercisable option awards would accelerate and become fully vested and would remain exercisable for up to one year after the date of death or termination of employment due to disability (unless terminated earlier upon the expiration of the term of the option).

Change in Control

If a named executive officer's employment is terminated due to a change in control in which the Company is not the surviving entity, any unvested restricted share awards would accelerate and become fully vested. In addition, any unexercisable option awards would accelerate and become fully vested and remain exercisable for 15 to 30 days (depending on the plan) immediately prior to the occurrence of the termination.

If, however, these awards are assumed, or substituted for options or shares of any successor entity, in connection with the change in control, the options and restricted shares would instead continue to vest in accordance with their terms. Under the Omnibus Incentive Plan, in the event an award is assumed or substituted and the named executive officer's employment is terminated without “cause” within one year following the consummation of change in control, the award will be fully vested and remain exercisable for one year following such termination or for such longer period as the compensation committee may determine. “Cause” is defined in the Omnibus Incentive Plan as follows (unless the applicable award agreement contains a different definition): (i) gross negligence or willful misconduct in connection with the performance of duties; (ii) conviction of a criminal offense (other than minor traffic offenses); or (iii) material breach of any term of any employment, consulting or other services, confidentiality, intellectual property or non-competition agreements. None of the award agreements for named executive officers under the Omnibus Incentive Plan contain a different definition of “cause.”

A “change in control” is defined under our equity plans as:

•	the dissolution or liquidation of the Company;

•	a merger, consolidation, or reorganization of the Company with one or more other entities in which the Company is not the surviving entity;

•	a sale of substantially all of the assets of the Company; or

•
upon any transaction (including, a merger or reorganization in which the Company is the surviving entity) approved by the board of trustees that results in any person or entity owning 50% or 80% (depending on the plan) or more of the combined voting power of all classes of securities of the Company.

The following table sets forth the intrinsic value (that is, the value based upon the Company's share price ($20.86, the last reported sales price of our common shares on the NYSE on December 30, 2011), and in the case of options, minus the exercise price) of equity awards that would become exercisable or vested in the event of death, disability or a change in control (assuming the awards are not assumed or substituted) as of December 30, 2011. The amounts set forth in the table below also do not include amounts that otherwise would be owed to the executive upon termination of employment, including the following:

•	accrued base salary and any accrued but unpaid bonus for the prior fiscal year;

•	any reimbursement for outstanding business expenses incurred but not yet paid;

•	accrued vacation pay; and

•	amounts payable pursuant to the Company's 401(k) plan.

	Death or Disability*	Change in Control*
Thomas H. Lowder	$3,202,636	$3,202,636
C. Reynolds Thompson, III	2,078,115	2,078,115
Paul F. Earle	2,199,645	2,199,645
John P. Rigrish	607,422	607,422
Bradley P. Sandidge	451,953	451,953

* Amounts do not include the value of any vested common shares or exercisable share options. These equity awards, because they are fully vested or exercisable as applicable, would not be accelerated upon a change in control or termination event related to death or disability. For all outstanding equity awards owned by the named executive officers as of December 31, 2011, see "-Outstanding Equity
Awards at Fiscal Year-End for 2011," above.

TRUSTEE COMPENSATION

Compensation of Non-Employee Trustees

Non-employee trustees are compensated with an annual retainer and board and committee meeting fees. Non-employee trustees can elect to receive fully-vested common shares issued under the Omnibus Incentive Plan in lieu of all or a portion of their annual retainer and board and committee meeting fees. The number of common shares received in lieu of fees is determined quarterly and is based on 140% of the amount of fees foregone divided by the closing price of the Company's common shares on the last trading day of the applicable quarter.

Non-employee trustees also receive an option to purchase 5,000 common shares upon election to the board, and an additional option to purchase 5,000 common shares following each annual election of trustees that occurs after the trustee has completed at least one year of service. These options are issued under the Omnibus Incentive Plan. The options vest one year after the date the award was granted, subject to continued service, at an exercise price equal to the fair market value on the grant date.

Non-employee trustees also receive a grant of $45,000 of restricted shares following each annual election of trustees that occurs after the trustee has completed at least one year of service. The restricted shares are issued under the Omnibus Incentive Plan. The restricted shares are valued based on the fair market value on the grant date and vest one year after the grant date, subject to continued service.

The grant date for both share option and restricted share awards is the date of the annual meeting of the board of trustees (which generally occurs on or about the date of the annual meeting of shareholders each year). We use the closing price on the grant date as the exercise price of share options and to determine the number of restricted shares, similar to the practice adopted for awards to our executive officers and employees generally.

Employee trustees are not entitled to any additional compensation for their service as trustees. The following table outlines the non-employee trustee's cash compensation in terms of annual retainer and fee structure for 2011.

Non-Employee Trustees Fee Structure

2011
Annual Retainer - Board Members	$30,000
Annual Retainer - Lead Trustee	15,000
Annual Retainer - Audit Committee Chairman	15,000
Annual Retainer - Executive Compensation Chairman	7,500
Annual Retainer - Investment Committee Chairman	7,500
Annual Retainer - Governance Committee Chairman	7,500

Per Board Meeting Attended in Person*	1,750
Per Board Meeting Attended by Telephone	1,000

Committee Member (other than Chairman):
Per Committee Meeting Attended in Person*	1,250
Per Committee Meeting Attended by Telephone	1,000

Committee Chairman:
Per Committee Meeting Attended in Person or by Telephone*	1,750

* Plus out of pocket expenses.

In addition, under the share ownership guidelines set forth in our Corporate Governance Guidelines, each trustee is expected to achieve a minimum ownership stake in the Company of $5,000. Each trustee was in compliance with this requirement as of December 31, 2011.

2011 Trustee Compensation Table

The following table sets forth the total compensation paid to each non-employee trustee in 2011.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($) (2)	All Other Compensation (3)	Total
Carl F. Bailey	—	144,404	$44,100	$1,443	$189,947
Edwin M. Crawford	—	107,304	44,100	458	151,862
M. Miller Gorrie	—	130,054	44,100	1,443	175,597
William M. Johnson	—	114,304	44,100	1,443	159,847
Glade M. Knight(4)	—	15,750	—	457	16,207
James K. Lowder	$44,500	45,004	44,100	1,443	135,047
Herbert A. Meisler	—	114,304	44,100	1,443	159,847
Claude B. Nielsen	—	127,604	44,100	1,443	173,147
Harold W. Ripps	—	109,404	44,100	1,443	154,947
John W. Spiegel	—	174,854	44,100	1,443	220,397

(1)
The amounts disclosed in the “Stock Awards” column represent the aggregate grant date fair value of all shares granted to our non-employee trustees during 2011, calculated in accordance with FASB ASC Topic 718. These grants are comprised of (i) the restricted share award to each of our current non-employee trustees following their election at our annual meeting of shareholders on April 27, 2011 (for which the grant date fair value was $45,004), and (ii) common shares awarded to non-employee trustees who elected to receive fully-vested common shares (issued pursuant to the Omnibus Incentive Plan) in lieu of some or all of their annual board and committee meeting fees paid in cash. Common shares received in lieu of cash under such plan have a fair market value equal 140% of the amount of cash foregone for 2011. The trustees who participated in this plan during 2011 were Messrs. Bailey, Crawford, Gorrie, Johnson, Knight, Meisler, Nielsen, Ripps and Spiegel. The board of trustees approved the grant of $45,000 of restricted shares to Mr. Crawford following his election at the 2011 annual meeting of shareholders since he had begun serving on the board of trustees prior to the 2011 annual meeting of shareholders. Set forth below is the grant date fair values of each of these separate awards, determined in accordance with FASB ASC Topic 718:

Name	March 31, 2011	June 30, 2011	September 30, 2011	December 31, 2011
Carl F. Bailey	$22,050	$26,950	$24,675	$25,725
Edwin M. Crawford	10,325	14,875	17,850	19,250
M. Miller Gorrie	17,850	24,850	20,475	21,875
William M. Johnson	15,225	18,375	17,850	17,850
Glade M. Knight	13,125	2,625	—	—
Herbert A. Meisler	16,625	16,975	17,850	17,850
Claude B. Nielsen	19,600	22,050	19,775	21,175
Harold W. Ripps	13,475	15,225	17,850	17,850
John W. Spiegel	30,625	34,125	31,850	33,250

The assumptions used to compute the grant date fair value of these restricted share awards for each non-employee trustee in fiscal year 2011 are set forth in Note 16 to our 2011 consolidated financial statements contained in our 2011 Form 10-K. As of December 31, 2011, each of our current non-employee trustees held 2,190 outstanding restricted shares granted in April 2011, each of which will vest fully on April 27, 2012.

(2)
The amounts disclosed in the “Option Awards” column represent the aggregate grant date fair value of all option awards granted to our non-employee trustees during 2011, calculated in accordance with FASB ASC Topic 718. The grant date fair value for each option award granted to each of our non-employee trustees on April 27, 2011 (which was the only option award granted to our non-employee trustees during 2011) was $44,100. The Black-Scholes option pricing model was chosen to estimate the value of the options set forth in this table and in the financial statements of the Company. The assumptions used to compute the grant date fair value of these options for each non-employee trustee in fiscal year 2011 are set forth in Note 16 to our 2011 consolidated financial statements contained in our 2011 Form 10-K. The following table lists the outstanding option awards at December 31, 2011 held by each of our non-employee trustees:

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable
Carl F. Bailey	45,000	5,000
Edwin M. Crawford	—	5,000
M. Miller Gorrie	20,000	5,000
William M. Johnson	25,000	5,000
James K. Lowder	40,000	5,000
Herbert A. Meisler	45,000	5,000
Claude B. Nielsen	45,000	5,000
Harold W. Ripps	15,000	5,000
John W. Spiegel	40,000	5,000

(3)
The amount listed in this column represents the following dividends: (i) one dividend payment of $0.15 per share in 2011 on the 3,050 restricted shares granted on April 28, 2010, which became 100% vested on April 28, 2011, for all non-employee trustees except Mr. Crawford, who was not a trustee in April 2010; and (ii) three dividend payments of $0.15 per share on the 2,190 restricted shares granted on April 27, 2011 for all current non-employee trustees.

(4)
Mr. Knight's term expired at the 2011 annual meeting of shareholders as he decided not to stand for re-election at that meeting. As a result, he did not receive the annual grant of $45,000 of restricted shares following that meeting.

PROPOSAL 3 - ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

We are presenting this proposal, commonly known as a “say-on-pay” proposal, to provide shareholders the opportunity to vote to approve, on a nonbinding advisory basis, the compensation of our named executive officers as disclosed in this proxy statement.

We believe our executive compensation policies and procedures are centered on pay-for-performance principles and are closely aligned with the long-term interests of our shareholders. As described in detail under the heading “Compensation Discussion and Analysis,” our executive compensation program is designed to pay for performance by rewarding named executive officers for achieving specific operating and financial objectives that reflect an increase in the value of the Company, to pay competitively to recruit and retain key executives and to encourage executive share ownership so that each executive's compensation and wealth accumulation are directly tied to shareholder value.

For these reasons, we are asking our shareholders to vote “FOR” the following resolution:

“RESOLVED, that the shareholders hereby approve the compensation of the Company's named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables and the related narrative executive compensation disclosure contained in this proxy statement.”

While the vote on this resolution is advisory in nature and therefore will not bind us to take any particular action, our board of trustees intends to carefully consider the shareholder vote resulting from the proposal in making future decisions regarding the compensation of our named executive officers.

Vote Required

The affirmative vote of a majority of the votes cast present in person or by proxy at the meeting, assuming a quorum is present, is required to approve (on a nonbinding advisory basis) this proposal. To understand how your votes are counted for the purpose of this proposal, see “Voting Procedures and Costs of Proxy Solicitation.”

Board Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Claude B. Nielsen, William M. Johnson, Herbert A. Meisler, Harold W. Ripps and John W. Spiegel served as members of the executive compensation committee for all or part of the year ended December 31, 2011. None of these five members was an employee or officer of the Company during 2011 and none is a former officer of the Company. In addition, no interlocking relationship existed between these members and any member of any other company's board of directors, board of trustees or compensation committee during that period.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company has implemented a specific procedure for reviewing and approving related party construction activities. The Company historically has used Brasfield & Gorrie, LLC, a commercial construction company controlled by Mr. M. Miller Gorrie (a trustee of the Company), to manage and oversee certain of its development, redevelopment and expansion projects. This construction company is headquartered in Alabama and has completed numerous projects within the Sunbelt region of the United States. Through the use of market survey data and in-house development expertise, the Company negotiates the fees and contract prices of each development, redevelopment or expansion project with this company in compliance with the Company's “Policy on Hiring Architects, Contractors, Engineers, and Consultants”, which policy was developed to allow the selection of certain preferred vendors that have demonstrated an ability to consistently deliver a quality product at a competitive price and in a timely manner. Additionally, this company outsources all significant subcontractor work through a competitive bid process. Upon approval by the Management Committee, the Management Committee (a non-board level committee composed of various members of management of the Company) presents each project to the independent members of the board of trustees committee responsible for approving acquisitions, dispositions and investments for final approval.

The Company paid $4.1 million, $13.7 million and $11.4 million for property construction and tenant improvement costs to Brasfield & Gorrie, LLC during the years ended December 31, 2011, 2010 and 2009, respectively. In addition, the Company had $2.4 million, $1.9 million and $2.3 million in outstanding construction invoices or retainage payable to this construction company at December 31, 2011, 2010 and 2009, respectively. Of these amounts, $4.5 million, $13.1 million and $6.9 million were then paid to unaffiliated subcontractors for the construction of these development projects during 2011, 2010 and 2009, respectively. Mr. Gorrie has a 3.70% economic interest in Brasfield & Gorrie, LLC. These transactions were unanimously approved by the independent members of the executive committee (or, after its establishment, the investment committee) consistent with the procedure described above.

The Company also leases space to Brasfield & Gorrie, LLC, pursuant to a lease originally entered into in 2003. The original lease, which ran through October 31, 2008, was amended in 2007 to extend the term of the lease through October 31, 2013. The amended lease provides for aggregate remaining lease payments of approximately $1.3 million from 2011 through the end of the extended lease term. The amended lease also provides the tenant with a right of first refusal to lease additional vacant space in the same building in certain circumstances. The underlying property was contributed to a joint venture during 2007 in which the Company retained a 15% interest. The Company continues to manage the underlying property. The aggregate amount of rent paid under the lease was approximately $0.7 million during 2011, $0.6 million during 2010 and $0.4 million during 2009.

Since 1993, Colonial Insurance Agency, a corporation wholly-owned by The Colonial Company (in which Thomas Lowder and James Lowder each has a 50% ownership interest), has provided insurance risk management, administration and brokerage services for the Company. As part of this service, the Company placed insurance coverage with unaffiliated insurance brokers and agents, including Willis of Alabama, McGriff Siebels & Williams, and Colonial Insurance Agency, through a competitive bidding process. The premiums paid to these unaffiliated insurance brokers and agents (as they deducted their commissions prior to paying the carriers) totaled $5.9 million, $5.8 million and $5.7 million for 2011, 2010 and 2009, respectively. The aggregate amounts paid by the Company to Colonial Insurance Agency, Inc., either directly or indirectly, for these services during the years ended December 31, 2011, 2010 and 2009 were $0.6 million, $0.7 million and $0.6 million, respectively. In addition, in 2010, the Company entered into an arrangement with an insurance carrier to advertise for its renter's insurance program at the Company's multifamily properties. Pursuant to this arrangement, Colonial Insurance Agency, which serves as the insurance carrier's broker, paid the Company $0.3 million and $0.2 million in 2011 and 2010, respectively, in advertising fees. Neither Mr. T. Lowder nor Mr. J. Lowder has an interest in these premiums.

Other than a specific procedure for reviewing and approving related party construction activities, the Company has not adopted a formal policy for the review and approval of related persons' transactions generally. Pursuant to its charter, our audit committee reviews and discusses with management any such transaction if deemed material and relevant to an understanding of the Company's financial statements. Our policies and practices may not be successful in eliminating the influence of conflicts.

VOTING SECURITIES HELD BY PRINCIPAL SHAREHOLDERS AND MANAGEMENT

The following table sets forth, as of March 1, 2012 information regarding the beneficial ownership of our common shares, including our common shares as to which a right to acquire beneficial ownership existed, for example, through the exercise of options to purchase common shares, within the meaning of Rule 13d-3 under the Exchange Act, by:

(1)	each person known by us to be the beneficial owner of more than five percent of our outstanding common shares;

(2)	each trustee, nominee and named executive officer; and

(3)	our trustees, named executive officers and other executive officers as a group.

Unless otherwise indicated in the notes to the table, each person named in the table had, as of the record date, sole voting and investment power with respect to all shares shown as beneficially owned by such person. References in the table to “units” are to common units of limited partnership interest in Colonial Realty Limited Partnership, our operating partnership. Units owned by a person named in the table are included in the “Number of Common Shares” column because units are currently redeemable, at the option of the holder, for cash equal to the value of an equal number of common shares or, at our election, for an equal number of common shares. The extent to which a person holds units as opposed to common shares is set forth in the footnotes. Unless indicated otherwise below, the address for our trustees and executive officers is c/o Colonial Properties Trust, Colonial Plaza, 2101 6th Avenue North, Suite 750, Birmingham, Alabama 35203.

Name and Business Address	Number of Common Shares	Percent of Common Shares (1)	Percent of Common Shares and Units (2)
Thomas H. Lowder (3)	2,729,542	3.1%	2.9%
James K. Lowder (4)	2,026,742	2.3%	2.1%
The Vanguard Group, Inc. (5) 100 Vanguard Blvd. Malvern, PA 19355	9,144,784	10.4%	9.6%
BlackRock, Inc. (6) 40 East 52nd Street New York, NY 10022	8,028,554	9.1%	8.4%
Cohen & Steers, Inc. (7) 280 Park Avenue, 10th Floor New York, NY 10017	6,447,298	7.3%	6.8%
Security Capital Research & Management, Inc. (8) 10 South Dearborn Street, Suite 1400 Chicago, IL 60603	6,298,150	7.2%	6.6%
Invesco Ltd. (9) 1555 Peachtree Street NE Atlanta, GA 30309	4,765,801	5.4%	5%
Vanguard Specialized Funds - Vanguard REIT Index Fund (10) 100 Vanguard Blvd. Malvern, PA 19355	4,572,117	5.2%	4.8%
Carl F. Bailey (11)	211,492	*	*
Edwin M. Crawford (12)	5,368	*	*
M. Miller Gorrie (13)	1,281,196	1.5%	1.3%
William M. Johnson (14)	533,970	*	*
Herbert A. Meisler (15)	327,852	*	*
Claude B. Nielsen (16)	106,518	*	*
Harold W. Ripps (17)	2,351,675	2.6%	2.5%
John W. Spiegel (18)	117,671	*	*
C. Reynolds Thompson, III (19)	374,023	*	*
Paul F. Earle (20)	368,464	*	*
John P. Rigrish (21)	127,240	*	*
Bradley P. Sandidge (22)	39,514	*	*
All executive officers and trustees as a group (15 persons) (23)	10,652,933	11.5%	11.1%

Footnotes on following page

*Less than 1%

(1)
For purposes of this calculation, the number of common shares deemed outstanding includes 87,898,607 common shares currently outstanding and the number of common shares issuable to the named person(s) upon redemption of units or upon the exercise of options exercisable within 60 days of March 1, 2012.

(2)
For purposes of this calculation, the number of common shares and units deemed outstanding includes 87,898,607 common shares currently outstanding, 7,169,388 units outstanding (excluding units held by the Company), and the number of common shares issuable to the named person(s) upon the exercise of options exercisable within 60 days of March 1, 2012. All such outstanding units are currently redeemable within 60 days of March 1, 2012.

(3)
The total includes 1,697,250 shares directly owned by Thomas Lowder, 17,200 shares owned by Thomas H. Lowder Investments, LLC, 65,415 shares owned pursuant to the Company's 401(k) plan, and 224,912 shares subject to options exercisable within 60 days. In addition, the total includes 635,350 units directly owned by Thomas Lowder, and 89,415 units owned by Thomas H. Lowder Investments, LLC.

(4)
The total includes 283,507 shares directly owned by James Lowder, 1,600 shares owned by James K. Lowder Investments, LLC, 835,577 shares owned by James K. Lowder Capital Holdings, LLC, 118,292 shares owned pursuant to the Company's 401(k) plan, and 45,000 shares subject to options exercisable within 60 days. In addition, the total includes 635,351 units directly owned by James K. Lowder, 89,285 units owned by James K. Lowder Investments, LLC, and 130 units held in trust for the benefit of James K. Lowder's children.

(5)
Information is based on a Schedule 13G/A filed with the SEC by The Vanguard Group, Inc. on February 7, 2012 indicating that the Vanguard Group, Inc. beneficially owns 9,144,784 of our common shares and has sole voting power with respect to 130,039 of such common shares and sole dispositive power with respect to 9,014,745 of such common shares. The Schedule 13G/A was filed by The Vanguard Group, Inc. solely in its capacity as an investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).

(6)
Information is based on a Schedule 13G/A filed with the SEC on February 9, 2012 by BlackRock, Inc. indicating that BlackRock, Inc. beneficially owns 8,028,554 of our common shares and has sole voting power and sole dispositive power with respect to all of such common shares. The Schedule 13G/A was filed by BlackRock, Inc. solely in its capacity as a parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).

(7)
Information is based on a Schedule 13G/A filed with the SEC on February 14, 2012 by Cohen & Steers, Inc., Cohen & Steers Capital Management, Inc. and Cohen & Steers Europe S.A. indicating that: (a) Cohen & Steers, Inc. beneficially owns 6,447,298 of our common shares and has sole voting power with respect to 5,306,325 of such common shares and sole dispositive power with respect to all of such common shares; (b) Cohen & Steers Capital Management, Inc. beneficially owns 6,226,030 of our common shares and has sole voting power with respect to 5,238,250 of such common shares and sole dispositive power with respect to all of such common shares; and (c) Cohen & Steers Europe S.A. beneficially owns 221,268 of our common shares and has sole voting power with respect to 68,075 of such common shares and sole dispositive power with respect to all of such common shares. According to the Schedule 13G/A, Cohen & Steers, Inc. holds, directly and indirectly, 100% of the ownership interests in each of Cohen & Steers Capital Management, Inc. and Cohen & Steers Europe S.A. The Schedule 13G/A was filed on behalf of Cohen & Steers Inc. in its capacity as a parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G) and on behalf of each of Cohen & Steers Capital Management, Inc. and Cohen & Steers Europe S.A. solely in their capacities as investment advisers in accordance with Rule 13d-1(b)(1)(ii)(E).

(8)
Information is based on a Schedule 13G filed with the SEC on February 13, 2012 by Security Capital Research & Management Incorporated indicating that Security Capital Research & Management Incorporated beneficially owns 6,298,150 of our common shares and has sole voting power with respect to 4,424,986 of such common shares and sole dispositive power with respect to all of such common shares. The Schedule 13G was filed by Security Capital Research & Management Inc. solely in its capacity as an investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).

(9)
Information based on a Schedule 13G filed with the SEC on February 13, 2012 by Invesco Ltd. indicating that: (a) Invesco Advisers, Inc., Invesco PowerShares Capital Management, and Invesco PowerShares Capital Management Ireland Ltd. together beneficially own 4,765,801 of our common shares; (b) Invesco Advisers, Inc. has sole voting power with respect to 1,689,075 of such common shares and sole dispositive power with respect to 4,682,871 of such common shares; (c) Invesco PowerShares Capital Management has sole voting power and sole dispositive power with respect to 82,330 of such common shares; and (d) Invesco PowerShares Capital Management Ireland Ltd. has sole voting power and sole dispositive power with respect to 600 of such common shares. The Schedule 13G was filed on behalf of Invesco Ltd. in its capacity as a parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G) and on behalf of each of Invesco Advisers, Inc., Invesco PowerShares Capital Management, and Invesco PowerShares Capital Management Ireland Ltd. in their capacities as investment advisers in accordance with Rule 13d-1(b)(1)(ii)(E).

(10)
Information is based on a Schedule 13G filed with the SEC on January 27, 2012 by Vanguard Specialized Funds - Vanguard REIT Index Fund indicating that Vanguard Specialized Funds - Vanguard REIT Index Fund beneficially owns 4,572,117 of our common shares and has sole voting power with respect to all of such common shares and sole dispositive power with respect to none of such common shares. The Schedule 13G was filed by Vanguard Specialized Funds - Vanguard REIT Index Fund in its capacity as an investment company registered under Section 8 of the Investment Company Act of 1940.

(11)
The total includes 160,492 shares directly owned by Mr. Bailey, of which 50,000 are pledged for a bank loan, 1,000 shares owned by Mr. Bailey's spouse, and 50,000 shares subject to options exercisable within 60 days.

(12)	The total includes 5,368 shares directly owned by Mr. Crawford and 5,000 shares subject to options exercisable within 60 days.

(13)
The total includes 289,453 shares directly owed by Mr. Gorrie, 111,251 shares owned by Mr. Gorrie's spouse, 563,297 shares owned by Brasfield & Gorrie, LLC, which is controlled by Mr. Gorrie, 11,081 shares held in trust for Mr. Gorrie's son, 14,591 shares held in trust for Mr. Gorrie's brother and 25,000 shares subject to options exercisable within 60 days. Also includes 157,140 units owned by MJE, LLC, and 109,383 units directly owned by Mr. Gorrie.

(14)
The total includes 215,670 shares directly owned by Mr. Johnson, and 30,000 shares subject to options exercisable within 60 days. The total also includes 210,200 units directly owned by Mr. Johnson. Also included are 45,700 shares held by Faith Ventures Foundation, Inc., 12,840 shares held in the William M. Johnson and Phyllis B. Johnson Foundation, Inc., and 19,560 shares held in the William M. Johnson and Phyllis B. Johnson Supporting Foundation, Inc., as to each of which Mr. Johnson has shared voting and investment power.

(15)	The total includes 260,257 shares directly owned by Mr. Meisler, 50,000 shares subject to options exercisable within 60 days, and 17,595 units directly owned by Mr. Meisler.

(16)
The total includes 43,683 shares directly owned by Mr. Nielsen, 6,970 shares owned by Mr. Nielsen as custodian for his children, 50,000 shares subject to options exercisable within 60 days and 5,865 units directly owned by Mr. Nielsen.

(17)
The total includes 355,700 shares directly owned by Mr. Ripps, 50,000 shares owned by Rime, Inc., a corporation controlled by Mr. Ripps, 20,000 shares subject to options exercisable within 60 days and 1,925,975 units directly owned by Mr. Ripps.

(18)	The total includes 72,671 shares directly owned by Mr. Spiegel and 45,000 shares subject to options exercisable within 60 days.

(19)
The total includes 197,269 shares directly owned by Mr. Thompson, of which 35,335 are pledged for a bank loan, 750 shares owned by Mr. Thompson as custodian for his children, 170,653 shares subject to options exercisable within 60 days and 4,991 shares owned pursuant to the Company's 401(k) plan.

(20)	The total includes 284,541 shares directly owned by Mr. Earle, 25,464 shares owned pursuant to the Company's 401(k) plan and 58,479 shares subject to options exercisable in 60 days.

(21)
The total includes 61,895 shares directly owned by Mr. Rigrish, 12,450 shares owned pursuant to the Company's 401(k) plan, 51,345 shares subject to options exercisable within 60 days, and 17,595 units directly owned by Mr. Rigrish.

(22)	The total includes 37,267 shares directly owned by Mr. Sandidge, and 2,247 shares subject to options exercisable within 60 days.

(23)	The total includes 5,927,612 shares, 3,893,284 units and 832,037 shares subject to options exercisable within 60 days held by executive officers and trustees.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our trustees and executive officers and shareholders who beneficially own more than 10% of any class of our equity securities to file reports with the SEC on Forms 3, 4 and 5 for the purpose of reporting their ownership of, and transactions in, common shares and units. Based on a review of the copies of such reports furnished to us, we believe that all Section 16(a) filing requirements for the fiscal year ended 2011 applicable to such persons were complied with on a timely basis.

VOTING PROCEDURES AND COSTS OF PROXY SOLICITATION

You may vote either by completing and returning a proxy card to us prior to the meeting, by submitting your proxy electronically by telephone or the internet prior to the meeting or by completing a written ballot at the meeting. Proxies may be revoked at any time before they are exercised by delivering a written notice of revocation to Colonial Properties Trust, 2101 Sixth Avenue North, Suite 750, Birmingham, AL 35203 and addressed to the Corporate Secretary, by delivering a later dated proxy to us, by voting again by telephone or the internet or by voting in person at the meeting. Attendance at the meeting will not, in itself, constitute revocation of a previously granted proxy. Common shares represented by proxies, properly executed and returned, or submitted electronically by telephone or the internet, if such proxies are not revoked, will be voted as specified. Where no specification of how to vote is made on a properly executed and returned form of proxy or a proxy submitted electronically, the shares represented by the proxy will be voted as recommended by the board of trustees. Where the proxy is returned by mail but not properly executed, the shares represented by the proxy will not be voted. Under our by-laws and Alabama statutory law, shares represented by proxies that reflect abstentions will be counted as present and entitled to vote for purposes of determining the existence of a quorum.

A quorum is the minimum number of shares required to hold a meeting. Under our by-laws, the presence, in person or by proxy, of at least a majority of shareholders entitled to cast a majority of all the votes entitled to be cast at such meeting shall constitute a quorum at the meeting. Abstentions and broker non-votes, if any, will be treated as shares that are present, in person or by proxy, and entitled to vote, for purposes of determining the presence of a quorum at the annual meeting. Broker non-votes occur when nominees, such as banks and brokers holding shares on behalf of beneficial owners, do not receive voting instructions from the beneficial owners at least 15 days before our annual meeting. If that happens, the nominees may vote those shares only on matters deemed “routine” by the NYSE. On non-routine matters, including the election of trustees and the “say-on-pay” advisory vote, nominees cannot vote without instructions from the beneficial owner, resulting in a so-called “broker non-vote.”

Trustees will be elected by a plurality of all votes cast at the meeting. Abstentions and any broker non-votes will have no effect on the outcome of the vote in the election of trustees. The Company has adopted a policy regarding nominees for trustee who fail to receive an affirmative majority of all votes cast at the annual meeting. The Company's corporate governance guidelines provide that:

In an uncontested election where the number of nominees does not exceed the number of trustee vacancies, any nominee for Trustee who receives a greater number of votes "withheld" from his or her election than votes "for" such election (a “Majority Withheld Vote”) shall promptly tender his or her resignation following certification of the shareholder vote to the Governance Committee. The Governance Committee shall consider the resignation offer and recommend to the board whether to accept it. The board will act on the Governance Committee's recommendation within 90 days following certification of the shareholder vote.

The ratification of the appointment of Deloitte & Touche LLP requires the approval of a majority of all votes cast at the annual meeting. Abstentions will not be counted as a vote “for” or “against” this proposal. Accordingly, abstentions will have no effect on the outcome of this proposal. Under current NYSE rules, the proposal to ratify the appointment of independent auditors is considered a “routine” item. This means that brokerage firms may vote in their discretion on this matter on behalf of clients who have not furnished voting instructions at least 15 days before the date of our annual meeting. Any broker non-votes would not be counted as shares entitled to vote on this proposal and, accordingly will not affect the outcome with respect to this proposal.

For the advisory vote to approve named executive officer compensation, Proposal 3, the affirmative vote of a majority of the votes cast at the annual meeting is required to approve (on a nonbinding advisory basis) this proposal. For purposes of this vote, abstentions will not be counted as a vote “for” or “against” this proposal. Therefore, abstentions and broker non-votes will have no effect on the outcome of the vote for this proposal.

We will pay the cost of preparing, assembling, and mailing the proxy material. In addition to soliciting proxies by mail, our officers, trustees and other employees, without additional compensation, may solicit proxies personally or by other appropriate means. We also have retained Georgeson Inc. to assist us in the distribution of proxy materials and the solicitation of votes described above. Georgeson Inc. may solicit proxies by personal interview, telephone, telefax, mail, and electronic mail. We will pay Georgeson Inc. a fee of $7,500 plus reimbursement of customary out-of-pocket costs and expenses for these services. We have agreed to indemnify Georgeson Inc. against certain liabilities arising out of or in connection with its agreement. We will also request persons, firms and corporations holding shares in their names or in the names of their nominees, which shares are beneficially owned by others, to send the proxy material to, and to obtain proxies from, such beneficial owner and will reimburse such holders for their reasonable expenses in doing so.

A copy of our annual report on Form 10-K for the year ended December 31, 2011 will be furnished without charge upon written request to the Corporate Secretary at the mailing address for our executive offices set forth on the first page of this proxy statement. If requested by eligible shareholders, we will provide copies of exhibits to our annual report on Form 10-K for the year ended December 31, 2011 for a reasonable fee.

SHAREHOLDER PROPOSALS FOR 2013 ANNUAL MEETING

Proposals of shareholders to be presented at the 2013 annual meeting must be received by us no later than November 9, 2012 to be considered for inclusion in our proxy material for the 2013 annual meeting of shareholders. In addition, any shareholder who wishes to propose a nominee to the board of trustees or submit any other matter to a vote at a meeting of shareholders (other than a shareholder proposal included in our proxy materials pursuant to SEC Rule 14a-8) must deliver such proposal to us no earlier than January 25, 2013 and no later than February 24, 2013, and must comply with the advance notice provisions and other requirements of Article II, Section 12 of our by-laws, which are on file with the SEC and may be obtained from us upon request.

Pursuant to SEC rules, if a shareholder notifies the Company after January 23, 2013 of an intent to present a proposal at the 2013 annual meeting of shareholders and the proposal is voted upon at the 2013 annual meeting, the Company's proxy holders will have the right to exercise discretionary voting authority with respect to the proposal, if presented at the 2013 annual meeting.

HOUSEHOLDING OF PROXY MATERIALS

If you and other residents at your mailing address own common shares in street name, your broker or bank may have sent you a notice that your household will receive only one copy of the Notice and/or annual report and proxy statement for each company in which you hold shares through that broker or bank. This practice of sending only one copy of the Notice and/or proxy materials is known as “householding.” If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. If the foregoing procedures apply to you, your broker has sent one copy of the Notice and/or our annual report and proxy to your address. You may revoke your consent to householding at any time by sending your name, the name of your brokerage firm and your account number to Householding Department, 51 Mercedes Way, Edgewood, NY 11717 (telephone number: 1-800-542-1061). The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if you did not receive an individual copy of the Notice and/or this proxy statement or our annual report, we will deliver promptly a copy to you if you address your written request to or call Colonial Properties Trust, Attention: Investor Relations, 2101 Sixth Avenue North, Suite 750, Birmingham, Alabama 35203 (telephone number: 1-800-645-3917). If you are receiving multiple copies of the Notice and/or our annual report and proxy statement, you can request householding by contacting us in the same manner.

Your vote is important. If you are unable to be present at the meeting in person, please cast your vote electronically by telephone or internet as soon as possible or, if you elect to receive a proxy card, please complete, sign and date the proxy card and return in promptly in the envelope provided.

By Order of the Board of Trustees

John P. Rigrish
Chief Administrative Officer and Corporate Secretary
March 9, 2012

COLONIAL
PROPERTIES TRUST

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on Wednesday, April 25, 2012.

Vote by Internet

- Log on to the Internet and go to **www.envisionreports.com/clp**
- Follow the steps outlined on the secured website.

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is **NO CHARGE** to you for the call.
- Follow the instructions provided by the recorded message.

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board recommends a vote FOR all nominees and FOR Proposals 2 and 3.

1. Election of Trustees:

Nominee	For	Withhold	Nominee	For	Withhold	Nominee	For	Withhold
01 - Carl F. Bailey	☐	☐	02 - Edwin M. Crawford	☐	☐	03 - M. Miller Gorrie	☐	☐
04 - William M. Johnson	☐	☐	05 - James K. Lowder	☐	☐	06 - Thomas H. Lowder	☐	☐
07 - Herbert A. Meisler	☐	☐	08 - Claude B. Nielsen	☐	☐	09 - Harold W. Ripps	☐	☐
10 - John W. Spiegel	☐	☐						

Proposal	For	Against	Abstain
2. To ratify the appointment of Deloitte & Touche LLP as independent registered public accounting firm of the Company for the fiscal year ending December 31, 2012.	☐	☐	☐
3. An advisory vote to approve named executive officer compensation.	☐	☐	☐

B Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

1 U P X

01FDGB

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

COLONIAL
PROPERTIES TRUST

Proxy — Colonial Properties Trust

2012 Annual Meeting of Shareholders

April 25, 2012

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES

The Undersigned, being a shareholder of Colonial Properties Trust (the "Company"), hereby appoints John P. Rigrish and C. Reynolds Thompson, III, or either of them, with full power of substitution in each, as proxies and herby authorizes such proxies, or either of them, to represent the undersigned at the Annual Meeting of Shareholders of the Company to be held at Colonial Brookwood Center, 1st Floor Conference Center, 569 Brookwood Village, Suite 131, Homewood, AL 35209 on April 25, 2012 at 10:30 a.m., central time, and at any adjournment or postponement of said meeting, and thereat to act with respect to all votes that the undersigned would be entitled to cast, if then personally present, in accordance with the instructions indicated on the reverse side.

You are encouraged to specify your choice by marking the appropriate box. SEE REVERSE SIDE, but you need not mark any box if you wish to vote in accordance with the Board of Trustees' recommendations for any particular Proposal. **If no such directions are indicated, the Proxies will have authority to vote FOR all nominees and FOR Proposals 2 and 3.** If you choose to vote by mailing your proxy, the proxies cannot vote your preferences unless you sign and date this card.

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Shareholder(s). **If no direction is made, this proxy will be voted FOR all nominees and FOR Proposals 2 and 3.** If any other matters properly come before the meeting, the person(s) named in this proxy will vote in his discretion.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE